NOTICE & PROXY STATEMENT

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FMC TECHNOLOGIES, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Friday, May 9, 2008

11:00 a.m.

Fluid Control Stephenville Plant

2825 W Washington Street

Stephenville, Texas 76401

March 28, 2008

Dear Stockholder:

It is my pleasure to invite you to attend the 2008 Annual Meeting of Stockholders of FMC Technologies, Inc., which will be held at the time and place noted above. At the meeting, we will ask our stockholders to:

•	Re-elect three directors, C. Maury Devine, Thomas M. Hamilton, and Richard A. Pattarozzi, each for a term of three years;

•	Approve the material terms of the performance goals under our Incentive Compensation and Stock Plan; and

•	Vote on any other business properly brought before the meeting.

Please refer to the accompanying Proxy Statement for additional information about the matters to be considered at the meeting.

You may vote at the meeting if you were a stockholder of record on March 3, 2008.

MANAGEMENT RECOMMENDS A VOTE FOR THE RE-ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND FOR THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER OUR INCENTIVE COMPENSATION AND STOCK PLAN.

Your vote is important. To be sure that your vote counts and to assure a quorum, please submit your vote promptly whether or not you plan to attend the meeting. You can revoke a proxy prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

Our stockholders have a choice of voting on the Internet, by telephone or by mailing a traditional proxy card. If you are a stockholder of record and you plan to attend the meeting, please mark the appropriate box on your proxy card or use the alternative Internet or telephone voting options in accordance with the voting instructions you have received. If you vote by telephone or on the Internet, you do not need to return your proxy card. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notification to our Investor Relations Department, 1803 Gears Road, Houston, Texas 77067, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend the Annual Meeting of Stockholders will be placed on an admission list held at the registration desk at the entrance to the meeting.

Stockholders may help us reduce printing and mailing costs by opting to receive future proxy materials by e-mail. Information about how to do this is included in the accompanying Proxy Statement.

By order of the Board of Directors,

Jeffrey W. Carr

Vice President, General Counsel and Secretary

I. Information About Voting

Who is soliciting my vote?

The Board of Directors of FMC Technologies, Inc. (“FMC Technologies” or the “Company,” “we,” “us” or “our”) is soliciting proxies for use at our 2008 Annual Meeting of Stockholders and any adjournments of that meeting. We first mailed this Proxy Statement, the accompanying form of proxy and our Annual Report for 2007 on March 28, 2008. It was also made available on our website, www.fmctechnologies.com, on that date.

What am I voting on?

The agenda for the Annual Meeting is to:

1.	Re-elect three directors: C. Maury Devine, Thomas M. Hamilton, and Richard A. Pattarozzi;

2.	Approve the material terms of the performance goals under our Incentive Compensation and Stock Plan; and

3.	Conduct any other business properly brought before the meeting and any adjournment thereof.

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR the Board’s proposal to elect the three nominated directors and FOR the Board’s proposal to approve the material terms of the performance goals under the Incentive Compensation and Stock Plan. Unless you give other instructions on your signed, dated and returned proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation can be found with the description of each item in the proxy statement.

Who can vote?

You can vote at the Annual Meeting if you were a holder of FMC Technologies common stock as of the close of business on March 3, 2008. Each share of common stock is entitled to one vote. As of March 3, 2008, we had 129,560,014 shares of common stock outstanding and entitled to vote. The shares you may vote include those held directly in your name as a stockholder of record, shares you hold through our benefit plans and shares held for you as a beneficial owner through a broker, bank or other nominee.

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their name. If your shares are registered directly in your name with our transfer agent, National City Bank, you are considered the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy to the persons appointed by us or to vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a proxy, executed in your favor, from the stockholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

How do I vote?

You may vote your shares in one of the following ways:

•	You can attend the Annual Meeting and cast your vote there if you are a stockholder of record on the record date or you have a proxy from the record holder designating you as the proxy.

•	You can vote by signing, dating and returning the enclosed proxy card by mail. If you do, the individuals named on the card will vote your shares in the way you indicate.

•	You can vote by telephone or through the Internet in accordance with the instructions printed on the proxy card or other instructions that you receive from us or your bank, broker or other nominee.

•

You can provide voting instructions to the bank, broker or other nominee that is the holder of record of shares of Common Stock that you beneficially own, if you hold your shares in street name (such as through a bank or broker), by the method communicated to you by such bank, broker or other nominee.

Telephone and Internet voting for stockholders of record will be available 24 hours a day, seven days a week, and will close at 11:59 p.m. Eastern Daylight Time on May 8, 2008. If you vote by telephone or through the Internet, you do not have to return your proxy card.

Who counts the votes?

Our Board of Directors will designate individuals to serve as inspectors of election for the Annual Meeting. The inspectors will determine the number of shares outstanding and the number of shares represented at the Annual Meeting. They will also determine the validity of proxies and ballots, count all of the votes and determine the results of the actions taken at the Annual Meeting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of March 3, 2008, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote the shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors even if the broker does not receive voting instructions from you.

How many votes are needed to approve the proposals?

A plurality of the votes cast is required for the election of directors. This means that the three director nominees with the most votes will be elected to the Board of Directors. Only votes “FOR” or “WITHHELD” affect the outcome. Abstentions are not counted for purposes of the election of directors.

Our proposal to approve the material terms of the performance goals under our Incentive Compensation and Stock Plan requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, the proxy holders designated on the proxy cards or designated in the other voting instructions you have submitted will have the discretion to vote on those matters for you.

Can I access the notice of Annual Meeting, Proxy Statement and 2007 Annual Report on the Internet?

The Notice of Annual Meeting, Proxy Statement and 2007 Annual Report may be viewed and downloaded from our website at www.fmctechnologies.com/2008Proxy and www.fmctechnologies.com/2007AnnualReport. Instead of receiving future copies of our Proxy Statement and Annual Report by mail, most stockholders can elect to receive an e-mail that will provide electronic links to the materials. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Can I revoke a proxy after I submit it?

You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Sending a written notice revoking your proxy to our Secretary at our principal executive offices at 1803 Gears Road, Houston, Texas 77067 prior to the cut-off for voting;

•	Delivering a properly executed, later-dated proxy prior to the cut-off for voting;

•	Voting again by telephone or through the Internet in accordance with the instructions provided to you for voting your shares; or

•	Attending the Annual Meeting and voting in person.

Who can attend the meeting?

The Annual Meeting is open to all holders of FMC Technologies common stock. Each holder is permitted to bring one guest. Security measures will be in effect in order to ensure the safety of attendees.

Do I need a ticket to attend the Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of FMC Technologies stock to enter the meeting. If your shares are registered in your name, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN FMC TECHNOLOGIES STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

II. Proposal 1—Election of Directors

Election of Directors

We have three classes of directors, each class being of as nearly equal in size as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for the nominees for director at the 2008 Annual Meeting will expire at the 2011 Annual Meeting.

Nominees for Director

The nominees for director this year are C. Maury Devine, Thomas M. Hamilton, and Richard A. Pattarozzi. Information about the nominees, the continuing directors and the Board of Directors as a whole is contained in the section of this Proxy Statement entitled “Board of Directors.”

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available:

•	the proxies may be voted for another person nominated by the current Board of Directors to fill the vacancy;

•	the Board of Directors may decide to leave the vacancy temporarily unfilled; or

•	the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote FOR the re-election of C. Maury Devine, Thomas M. Hamilton, and Richard A. Pattarozzi.

III. Board of Directors

Nominees for Director

Class I—Term Expiring in 2008

C. Maury Devine Principal Occupation: Retired President and Managing Director, ExxonMobil Norway Inc., an oil and gas exploration company Age: 57 Director Since: 2005

Ms. Devine served as President and Managing Director of ExxonMobil Corporation’s Norwegian affiliate, ExxonMobil Norway, Inc., from 1996 to 2000. Prior to the merger of ExxonMobil, she served as Secretary of Mobil Corporation from 1994 to 1996. From 1990 to 1994, Ms. Devine managed Mobil’s international government relations. From 2000 to 2003, Ms. Devine was a Fellow at Harvard University’s Belfer Center for Science and International Affairs. Prior to joining Mobil, Ms. Devine served 15 years in the United States government in positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice. Ms. Devine serves on the Board of Directors of Det Norske Veritas (DNV), the Washington Jesuit Academy, and the National Foreign Language Center. She is also a member of the Council on Foreign Relations.

Thomas M. Hamilton Principal Occupation: Retired Chairman, President and Chief Executive Officer of EEX Corporation, an oil and gas exploration company Age: 64 Director Since: 2001

Mr. Hamilton has been Co-Owner of Medora Investments, a private investment firm, since April 2003. Mr. Hamilton served as the Chairman, President and Chief Executive Officer of EEX Corporation from January 1997 until his retirement in November 2002. From 1992 to 1997, Mr. Hamilton served as Executive Vice President of Pennzoil Company and as President of Pennzoil Exploration and Production Company. Mr. Hamilton was a director of BP Exploration, where he served as Chief Executive Officer of the Frontier and International Operating Company of BP Exploration from 1989 to 1991 and as the General Manager for East Asia/Australia/Latin America from 1988 to 1989. From 1985 to 1988, he held the position of Senior Vice President of Exploration at Standard Oil Company, prior to its merger with BP. Mr. Hamilton serves on the Board of Directors of Hercules Offshore, Inc. and Methanex Corporation.

Richard A. Pattarozzi Principal Occupation: Retired Vice President of Shell Oil Company Age: 64 Director Since: 2002

Mr. Pattarozzi served as Vice President of Shell Oil Company from March 1999 until his retirement in January 2000. He previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999. Mr. Pattarozzi serves as non-executive Chairman of the Board of Stone Energy Corporation and he serves on the Boards of Directors of Global Industries, Ltd., Tidewater, Inc. and Superior Energy Services, Inc.

Directors Continuing in Office

Class II—Term Expiring in 2009

Peter D. Kinnear Principal Occupation: President and Chief Executive Officer, FMC Technologies Age: 61 Director Since: 2006

Mr. Kinnear has served as President and Chief Executive Officer of FMC Technologies since March 2007. Mr. Kinnear served as President and Chief Operating Officer of FMC Technologies from March 2006 to March 2007. Mr. Kinnear served as Executive Vice President of the Energy Systems business segment from March 2004 to February 2006. Prior to Mr. Kinnear’s appointment as Executive Vice President in 2004, Mr. Kinnear served as Vice President of Energy Systems for FMC Corporation from 2000 until he became Vice President of FMC Technologies. Mr. Kinnear served in a variety of marketing and operating roles within FMC Corporation since 1971, prior to serving as Vice President of Energy Systems. He serves on the Boards of Directors of Tronox Incorporated, the Petroleum Equipment Suppliers Association and the American Petroleum Institute’s Policy Committee and on the Board of Trustees of Spindletop International.

Mike R. Bowlin Principal Occupation: Retired Chairman of the Board of Atlantic Richfield Company Age: 65 Director Since: 2001

Mr. Bowlin served as Chairman of Atlantic Richfield Company (ARCO) from 1995 until his retirement in April 2000 and as its Chief Executive Officer from July 1994 until his retirement. From 1992 until his election to Chief Executive Officer of ARCO in 1994, Mr. Bowlin served as Executive Vice President and then as President and Chief Operating Officer of ARCO. Mr. Bowlin joined ARCO in 1969 and became President of ARCO Coal Company in 1985. Mr. Bowlin served as Senior Vice President, from 1987 to 1992, and President, from 1992 to 1993, of ARCO International Oil and Gas Company. Mr. Bowlin serves on the Board of Directors of Edwards Lifesciences Corporation. Mr. Bowlin is a director of the University of North Texas Foundation and is a former Chairman of the Board of the American Petroleum Institute.

Philip J. Burguieres Principal Occupation: Chairman and Chief Executive Officer of EMC Holdings, LLC, an investment management company specializing in the energy industry Age: 64 Director Since: 2007

Mr. Burguieres has been Chairman and Chief Executive Officer of EMC Holdings, LLC since 2000. Mr. Burguieres is Vice Chairman of the Houston Texans, and is Chairman Emeritus of Weatherford International. From 1981 to 1989, Mr. Burguieres served as Chairman and Chief Executive Officer of Cameron Iron Works, Inc. Mr. Burguieres served as Chairman, President and Chief Executive Officer of Weatherford International from 1991 to 1997. Mr. Burguieres currently serves as a director of Newfield Exploration Company and JP Morgan Chase Texas.

Edward J. Mooney

Principal Occupation: Retired Délégué Général—North America,

    Suez Lyonnaise des Eaux, a global provider of energy, water,

    waste and communications services

Age: 66

Director Since: 2001

Mr. Mooney served as Délégué Général—North America, Suez Lyonnaise des Eaux from March 2000 until his retirement in March 2001. From 1994 to 2000, Mr. Mooney was Chairman and Chief Executive Officer of Nalco Chemical Company. He serves on the Boards of Directors of FMC Corporation, The Northern Trust Company, Cabot Microelectronics Corporation, PolyOne Corporation and the Commonwealth Edison Company, a wholly-owned subsidiary of Exelon Corporation.

James M. Ringler

Principal Occupation: Retired Vice Chairman of Illinois Tool Works Inc., an international manufacturer of highly engineered components and industrial systems

Age: 62

Director Since: 2001

Mr. Ringler currently serves as Chairman of the Board of Teradata Corporation. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International, Inc. from October 1996 until Premark merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company. Prior to joining The Tappan Company in 1976, Mr. Ringler was a consulting manager with Arthur Andersen & Co. Mr. Ringler serves as Chairman of the Board of Teradata Corporation and he is a member of the Boards of Directors of The Dow Chemical Company, Corn Products International, Inc. and Autoliv Inc.

Class III—Term Expiring in 2010

Asbjørn Larsen Principal Occupation: Retired President and Chief Executive Officer of Saga Petroleum ASA, an oil and gas company Age: 71 Director Since: 2001

Mr. Larsen served as President and Chief Executive Officer of Saga Petroleum ASA from January 1979 until his retirement in May 1998. He served as President of Sagapart a.s. (limited) in 1973 and from 1976 as Vice President (Economy and Finance) of Saga Petroleum. From 1966 to 1973, Mr. Larsen was a manager of the Norwegian Shipowners’ Association. Mr. Larsen is currently Chairman of the Board of Belships ASA, and Vice Chairman of the Board of Saga Fjordbase AS. Mr. Larsen is also a member of the Board of Greenstream Network PLC, Selvaag Gruppen AS and DONG Energy AS (Copenhagen).

Joseph H. Netherland Principal Occupation: Chairman, FMC Technologies, Inc. Age: 61 Director Since: 2001

Mr. Netherland currently serves as Chairman of the Board of FMC Technologies. Mr. Netherland served as Chief Executive Officer of FMC Technologies from 2001 to March 2007, when he retired as an executive officer of the Company. Mr. Netherland was President of FMC Technologies from 2001 to February 2006. Previously, Mr. Netherland served as a director of FMC Corporation from 1998 to 2001 and as Executive Vice President of FMC Corporation from 1998 until his appointment as President. Mr. Netherland was the General Manager of FMC Corporation’s Energy and Transportation Group from 1992 to 2001. Mr. Netherland became General Manager of FMC Corporation’s former Petroleum Equipment Group and General Manager of its former Specialized Machinery Group in 1985 and 1989, respectively. He serves on the Boards of Directors of the American Petroleum Institute, the Petroleum Equipment Suppliers Association, Newfield Exploration Company and the National Association of Manufacturers. Mr. Netherland is also a member of the Advisory Board of the Department of Engineering at Texas A&M University.

James R. Thompson Principal Occupation: Senior Chairman and Partner of the Law Firm of Winston & Strawn LLP, Chicago, Illinois Age: 71 Director Since: 2001

Governor Thompson served as the Chairman of the Chicago law firm of Winston & Strawn LLP from January 1993 to September 2006. He joined the firm in January 1991 after serving four terms as Governor of the State of Illinois. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971-1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law and as an Assistant State’s Attorney of Cook County. Governor Thompson was a member of the National Commission on Terrorist Attacks Upon the United States (also known as the 9/11 Commission). He serves on the Boards of Directors of Navigant Consulting Group, Inc. and Maximus, Inc. and he is the Chairman of the United HEREIU Public Review Board.

IV. Information About the Board of Directors

Corporate Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. The Board has adopted and adheres to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. The corporate governance principles adopted by the Board of Directors may be viewed on the Corporate Governance section of our website under Corporate Overview at www.fmctechnologies.com and are also available in print to any stockholder upon request. A request should be directed to our principal executive offices at 1803 Gears Road, Houston, Texas 77067, Attention: Vice President, General Counsel and Secretary.

Meetings

During 2007, the Board of Directors held five regular meetings and one special meeting. All incumbent directors attended at least 75% of all meetings of the Board and all meetings of Board committees on which they served. The Board of Directors has scheduled a meeting in the morning prior to the 2008 Annual Meeting of Stockholders, and the Board encourages its members to attend the Annual Meeting of Stockholders. With one exception, all members of the Board of Directors attended the Annual Meeting of Stockholders in May 2007.

Committees of the Board of Directors

During 2007, the Board of Directors had three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be reviewed on the Corporate Governance section of our website under Corporate Overview at www.fmctechnologies.com and is also available in print to stockholders upon request submitted to our principal executive offices at 1803 Gears Road, Houston, Texas 77067, Attention: Vice President, General Counsel and Secretary.

The table below provides 2007 meeting and membership information for each of the committees of the Board of Directors:

	Audit		Compensation		Nominating and Governance
2007 Meetings	7	(1)	3		2	(2)
Mike R. Bowlin			X	(3)	X
Philip J. Burguieres			X		X
C. Maury Devine	X				X
Thomas M. Hamilton	X		X
Asbjørn Larsen	X				X
Edward J. Mooney	X	(3)
Richard A. Pattarozzi			X		X	(3)
James M. Ringler	X		X
James R. Thompson			X		X

(1)	Includes one training session for Audit Committee members which focused on Audit Committee effectiveness.
(2)	Includes one training session for Nominating and Governance Committee members which provided information regarding new disclosure regulations and other key corporate governance issues for the 2007 proxy season.
(3)	Indicates committee chair.

Audit Committee

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent public accountants and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent public accountants. The Audit Committee charter also gives this committee authority to fulfill its obligations under Securities and Exchange Commission and New York Stock Exchange requirements, which include:

•	responsibilities associated with our external and internal audit staffing and planning;

•	accounting and financial reporting issues associated with our financial statements and filings with the Securities and Exchange Commission;

•	financial and accounting organization and internal controls;

•	auditor independence and approval of non-audit services; and

•	“whistle-blower” procedures for reporting questionable accounting and audit practices.

Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent public accountants and our Director of Internal Audit after selected Audit Committee meetings (four such sessions were held in 2007).

The Board of Directors has determined that all of the members of the Audit Committee (C. Maury Devine, Thomas M. Hamilton, Asbjørn Larsen, Edward J. Mooney and James M. Ringler) meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the Securities and Exchange Commission criteria for an “audit committee financial expert.”

Compensation Committee

The principal duties of the Compensation Committee under its charter are:

•	ensuring that a succession plan for the Chief Executive Officer is in place;

•	approving the compensation for the Chief Executive Officer;

•	reviewing and approving compensation policies and practices for other executive officers including their annual salaries;

•	reviewing and approving major changes in employee benefit plans;

•	reviewing short and long-term incentive plans and equity grants; and

•

reviewing the Compensation Discussion and Analysis to be included in our annual report or proxy statement and, if appropriate, issuing its report recommending to the Board of Directors its inclusion in our annual report or proxy statement.

The Compensation Committee annually reviews executive pay, peer group practices and performance to help ensure that our total compensation program is consistent with our compensation philosophies. In determining compensation levels for executive officers, the Compensation Committee reviews compensation survey data supplied by Hewitt Associates, an independent consultant retained by the Compensation Committee. Hewitt Associates is a nationally recognized executive compensation consulting firm which has served as a compensation consultant for us for the past five years. Beginning in 2006, Hewitt Associates was retained directly by the Compensation Committee. A group of peer companies is selected by our management and approved by the Compensation Committee. The list is reviewed on an annual basis by the Compensation Committee to ensure continuing relevancy. In approving the companies to be included in the peer group, the Compensation Committee reviews the size and financial performance of the proposed companies to determine whether the group is appropriate. Hewitt Associates collects, analyzes and reports back to the Compensation Committee on the amounts and components of compensation paid by the peer group. Since the companies surveyed by Hewitt Associates are of varying revenue size and market capitalization, its survey utilizes regression analysis to develop size-adjusted values to provide relevant comparisons for each component of compensation. For 2007, the Compensation Committee’s engagement agreement with Hewitt Associates provides for a scope of work that includes ensuring that the Compensation Committee’s compensation recommendations are consistent with our business strategy, pay philosophy, prevailing market practices and relevant regulatory mandates and assisting the Committee’s efforts to make compensation decisions that are representative of the interests of our stockholders.

Based on the survey market data provided by Hewitt Associates, the Compensation Committee reviews the appropriateness of management’s recommendations for each executive’s base pay, annual non-equity incentive bonus, and annual equity award. The Committee allocates total annual compensation to our executive officers among the various elements of short-term cash (base pay and non-equity incentive bonus) and long-term (equity awards) compensation to approximate the market allocation identified in Hewitt’s survey results.

The Compensation Committee also annually reviews director compensation to ensure that the amount of compensation provided to directors is within appropriate parameters. The Compensation Committee reviews director compensation survey data supplied by Hewitt Associates. The companies included within the survey are selected by FMC Technologies’ management and approved by the Compensation Committee for peer group comparison.

The scope of authority delegated to the Compensation Committee by the Board of Directors is to decide whether or not to accept, reject or modify our management’s proposals for annual compensation awards to our executive officers. The Compensation Committee also has the authority to recommend the amount of compensation to be paid to our non-management directors. Peter D. Kinnear, our President and Chief Executive Officer since March of 2007, is the only executive officer whose compensation is disclosed in the Summary Compensation Table in this Proxy Statement (“named executive officers”) who participated this year in the compensation decisions for other named executive officers. Mr. Kinnear was involved in compensation recommendations for William H. Schumann III, our Chief Financial Officer, John T. Gremp, Executive Vice President Energy Systems, Tore Halverson, Senior Vice President, Energy Systems and Charles H. Cannon, Jr., Senior Vice President FoodTech and Airport Systems, who reported to Mr. Kinnear during 2007. Mr. Kinnear did not have a role in setting his own base pay, annual non-equity incentive bonus amount or the size of his annual equity compensation award. Our Vice President of Administration, working with Hewitt Associates, provided recommendations for each executive’s base pay, annual non-equity incentive bonus and annual equity award for the Compensation Committee’s review. Mr. Schumann and our Chief Accounting Officer also provided the Compensation Committee with information related to the Company’s financial performance against our objectives and our peer companies’ financial performance. This information was then used by the Compensation Committee as factors in setting annual targets and ratings associated with incentive compensation awards and selecting appropriate structures for performance-based restricted stock.

Nominating and Governance Committee

The principal duties of the Nominating and Governance Committee under its charter are:

•	identifying and recommending to the Board of Directors qualified nominees for election to the Board of Directors;

•	making recommendations to the Board of Directors concerning the structure and membership of other Board committees;

•	making recommendations to the Board of Directors from time to time regarding matters of corporate governance;

•	reviewing our ethics policy; and

•	reporting annually to the Board of Directors the Committee’s assessment of the performance of the Board of Directors and its committees.

Stockholders may submit recommendations for future candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to Jeffrey W. Carr, our Vice President, General Counsel and Secretary, 1803 Gears Road, Houston, Texas 77067. A letter making a director candidate recommendation must include the candidate’s name, biographical information and a summary of the candidate’s qualifications. In addition, the letter should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board. To make a recommendation for the 2009 Annual Meeting, please refer to the timing requirements specified in the section of this Proxy Statement entitled “Proposals for the 2009 Annual Meeting of Stockholders.” All submissions from stockholders meeting these requirements will be reviewed by the Nominating and Governance Committee.

In connection with its role in recommending candidates for the Board, the Nominating and Governance Committee advises the Board with respect to the combination of skills, experience, perspective and background that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. The Committee has not established specific, minimum qualifications for director nominees. Our corporate governance principles provide that directors should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. Our corporate governance principles also require that a majority of our non-management directors should be active or retired senior executives, preferably Chief Executive or Chief Operating Officers of publicly-held companies. In addition, the corporate governance principles provide that our non-management directors should also be chosen based on recognized experience in our lines of business and leadership in areas of government service, academia, finance and international trade. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the Committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. All of the current nominees for the Board are standing members of the Board that are proposed by the entire Board for re-election. We did not pay any fees to a third party to identify or evaluate or assist in identifying or evaluating potential board candidates in 2007.

Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its committees and reported its findings to the full Board at its February 26, 2008 meeting. Nine of our eleven directors (including the three nominees presently standing for re-election) are non-management directors. The Nominating and Governance Committee reviewed all of the commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the nine non-management directors serving in 2007 are affiliated or employed. The transactions, relationships and arrangements reviewed by the Committee consisted of the following:

•

Edward J. Mooney is a member of the Board of Directors of FMC Corporation, our former parent company. Mr. Mooney also serves on that Board’s audit committee and is the chairman of its compensation committee. FMC Technologies and FMC Corporation are parties to a separation and distribution agreement and a joint litigation defense agreement that relate to the separation of the companies’ businesses that occurred in 2001.

•

Mr. Mooney is also a member of the Board of Directors of The Northern Trust Company and serves as a member of that Board’s audit and compensation committees. Northern Trust serves as trustee for the Company’s Pension Plan and provides administrative services related to the plan. Northern Trust also is a member of the syndicate of lenders providing financing to us.

•	Philip J. Burguieres is a member of the Board of Directors of Newfield Exploration Company. Newfield is a customer of FMC Technologies.

•

C. Maury Devine is a member of the Board of Directors of Det Norske Veritas (DNV). FMC Technologies is a client of DNV. Also, Ms. Devine is a member of the Council on Foreign Relations. We matched a charitable contribution made to the Council on Foreign Relations by Ms. Devine under our matching gift program available to all our employees and directors.

•

Thomas M. Hamilton serves as a trustee of Capital University. We matched a charitable contribution made to Capital University by Mr. Hamilton under our matching gift program available to all of our employees and directors.

•

Richard A. Pattarozzi is secretary and trustee of the National D-Day Museum Foundation. We matched a charitable contribution made to this foundation by Mr. Pattarozzi under our matching charitable gift program available to all of our employees and directors.

•

Mike R. Bowlin is a director of the University of North Texas Foundation. We matched a charitable contribution made to the University of North Texas Foundation under our matching charitable gift program available to all of our employees and directors.

Although the Board has not adopted categorical standards of materiality, none of these relationships was deemed to be material or as impacting the independence of our non-management directors. Each of our directors completes an annual questionnaire requiring disclosure of any relationships (including industrial, banking, consulting, legal, accounting, charitable or familial relationships) which could impair the independence of such director.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of its non-management members serving in 2007, Mike R. Bowlin, Philip J. Burguieres, C. Maury Devine, Thomas M. Hamilton, Asbjørn Larsen, Edward J. Mooney, Richard A. Pattarozzi, James M. Ringler and James R. Thompson, satisfies the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. Joseph H. Netherland, as the former Chief Executive Officer and President of FMC Technologies, may not be considered independent under the New York Stock Exchange corporate governance listing standards until three years after his retirement as an executive officer of the Company. In addition, all of the members of the Audit Committee satisfy the enhanced independence criteria required for members of audit committees under regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange corporate governance listing standards.

Executive Sessions of Independent Directors

The Board of Directors holds executive sessions of only its independent directors after regularly scheduled Board of Directors meetings. Mr. Bowlin, the Chair of the Compensation Committee, has been selected by the Board of Directors to continue to serve as the presiding chairperson, or presiding independent director, for these executive sessions during 2008.

Stockholders and other interested parties may communicate directly with the Board of Directors, with the presiding independent director for an upcoming meeting or the independent directors as a group by submitting written correspondence c/o Presiding Independent Director, FMC Technologies, Inc., 1803 Gears Road, Houston, Texas 77067. The presiding independent director will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the full Board is warranted.

Director Compensation

Our compensation plan for non-management members of our Board of Directors is included in the FMC Technologies, Inc. Incentive Compensation and Stock Plan (the “Incentive Compensation Plan”). The Incentive Compensation Plan grants the Board of Directors the authority to modify the terms of the Board of Directors’ compensation plan pursuant to a resolution of the Board of Directors.

For 2007, each non-management director received an annual retainer of $50,000. Each director received at least $25,000 of this annual retainer in the form of restricted stock units and was able to elect to receive the remainder in cash, payable in quarterly installments. Each director also had the option of deferring the cash portion of the annual retainer and receiving it in the form of restricted stock units. These restricted stock units had a fair market value equal to the deferred amount of the annual retainer on the date of the grant and vest on the date of the 2008 Annual Meeting. The restricted stock units are payable in Common Stock upon cessation of service on the Board of Directors. The amount of this annual retainer is allocated among fees earned or paid in cash (column (b)) and stock awards (column (c)) in the table below based upon the election made by each director.

We also make an annual non-retainer equity grant to our non-management directors of restricted stock or restricted stock units of equivalent value. For 2007, we awarded each of our non-management directors restricted stock units on May 1, 2007 with a value of $120,000, which is included in the amount contained in column (c) of the table below. These awards will not vest until May 9, 2008, the date of the 2008 Annual Meeting.

We have ownership requirements for our non-management directors that are based on a multiple of five times the amount of each director’s annual retainer. Our non-management directors are also required to hold the restricted stock units they elect to receive from the annual retainer and the annual non-retainer equity grants they are awarded until after they complete their service on our Board. Restricted stock units granted to a director are settled in Common Stock upon completion of the director’s service on our Board. These restricted stock units are also forfeited if a director ceases service on the Board of Directors prior to the vesting date of the restricted stock units, except in the event of death or disability. Unvested restricted stock units will be settled and are payable in Common Stock upon the death or disability of a director or in the event of a change in control of FMC Technologies.

Fees earned or paid (column (b)) in the table below also includes cash remuneration in the amount of $1,750 for each Board of Directors meeting attended and $2,000 for each Board of Directors committee meeting attended. The chair of the Nominating and Governance Committee received an additional fee of $8,000, the chair of the Compensation Committee received an additional fee of $10,000 and the chair of the Audit Committee received an additional fee of $12,000 during 2007, which are also included in column (b). Each non-employee director also receives reimbursement for reasonable incidental expenses incurred in connection with the attendance of meetings of the Board and Board committees.

The following table shows all compensation awarded, paid to or earned by the non-management members of our Board of Directors from all sources for services rendered in all of their capacities to us during 2007. Mr. Netherland and Mr. Kinnear, our employees who served on the Board of Directors during 2007, did not receive additional compensation for their service as directors.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mike R. Bowlin	34,500	156,667	0	0	0	7,500	198,667
Philip J. Burguieres	38,500	122,339				0	160,839
C. Maury Devine	51,500	133,360	0	0	0	1,500	186,360
Thomas M. Hamilton	30,500	156,667	0	0	0	10,000	197,167
Asbjørn Larsen	26,500	156,667	0	0	0	0	183,167
Edward J. Mooney	57,500	133,360	0	0	0	0	190,860
Richard A. Pattarozzi	57,500	133,360	0	0	0	10,050	200,910
James M. Ringler	24,750	156,667	0	0	0	0	181,417
James R. Thompson	47,500	133,360	0	0	0	0	180,860

(1)	Joseph H. Netherland, our Chairman during 2007, and Peter D. Kinnear, our Chief Executive Officer during 2007, are not included in the table as they were employees of the Company during 2007 and did not receive compensation for their services as directors. The compensation paid to Mr. Netherland and Mr. Kinnear is shown in the Summary Compensation Table.
(2)	Includes the amount of any cash portion of the director’s annual retainer each director elected to receive, fees paid for attendance at Board of Director and committee meetings and additional fees paid to the chairman of each board committee.
(3)	Restricted stock unit grants were made on February 21, 2007, valued at $66.12 per share and on May 1, 2007, valued at $70.71 per share, the closing price of our Common Stock on February 21, 2007 and May 1, 2007, respectively, reflecting an aggregate grant date fair value for all of our non-management directors of $1,430,733. The value of the restricted stock unit grants reported in the table for 2007 is the expense recognized in 2007 calculated in accordance with SFAS 123R. See our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 29, 2008 for a complete description of the SFAS 123R valuation. The number of the aggregate outstanding restricted stock units held by each of our non-management directors on December 31, 2007, was: Mr. Bowlin, 50,252; Mr. Burguieres, 4,878; Ms. Devine, 13,660; Mr. Hamilton, 52,600; Mr. Larsen, 69,428; Mr. Mooney, 43,856; Mr. Pattarozzi, 34,376; Mr. Ringler, 50,252; and Governor Thompson, 64,100. Dividends will not be paid on any of the restricted stock units unless we pay dividends on our Common Stock.
(4)	We did not grant options to any director in 2007. Mr. Larsen held options to purchase 10,850 shares at December 31, 2007. No other directors held options at such date.
(5)	Includes charitable contributions made in the name of directors by us pursuant to the matching charitable contribution program available to all of our employees and directors. Pursuant to this program, we match 100% of the charitable contributions of our employees and directors up to $10,000 in any year, although we exercise discretion to approve matching contributions in excess of that amount from time to time.

Based upon an analysis of market compensation for directors with peer companies in the oilfield services industry by Hewitt Associates, our Board of Directors approved the recommendation of our Compensation Committee to adjust non-management director compensation for 2008. Effective January 1, 2008, the targeted value of the non-retainer equity grants for our non-management directors was increased to $170,000 from the 2007 level of $120,000.

Directors who are not our employees do not participate in our employee benefit plans other than our matching program for charitable contributions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2007, the members of the Compensation Committee of the Board were Messrs. Bowlin, Burguieres, Hamilton, Pattarozzi, Ringler and Thompson, none of whom has ever been an officer or employee of FMC Technologies or any of its subsidiaries. None of the executive officers of FMC Technologies has ever served on the board of directors or on the compensation committee of any other entity that has had any executive officer serving as a member of FMC Technologies’ Board of Directors.

V. Transactions with Related Persons

During 2007, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a material interest and in which the amount involved exceeded $120,000. A “related person” is any person who was in any of the following categories during 2007:

(a)	any director or executive officer of FMC Technologies;

(b)	any nominee for director;

(c)	any immediate family member of a director or executive officer of FMC Technologies or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;

(d)	a security holder listed in the “Other Security Ownership” table below; or

(e)	any immediate family member of such a security holder.

Our Code of Business Conduct and Ethics provides that each employee and director of ours is expected to avoid engaging in activities that conflict with, or have the appearance of conflicting with, the best interests of us and our stockholders. These requirements also extend to immediate family members of employees and directors, any trust in which any employee or a director has a beneficial interest and over which such employee or director can exercise or influence decision making, and any person with whom one of our employees or directors has a substantial business relationship. For purposes of this policy, an immediate family member includes an employee’s or director’s spouse, parents, children, siblings, parents-in-law, children-in-law, siblings-in-law and anyone who shares an FMC Technologies employee’s or director’s home.

Under the Code of Business Conduct and Ethics, any personal activities or interests of one of our employees or directors, or of any immediate family member, trust or other person with which such person may have a substantial business relationship (each, an “interested person”), that could negatively influence, or which could have the appearance of negatively influencing, the judgment of such employee or director, or the decisions or action of such employee or director, must be disclosed to an employee’s manager, supervisor, local human resources director, the lawyer responsible for their business unit, the General Counsel, a member of the Board of Directors or reported to our ethics hotline. Reports made to an ethics reporting resource other than a member of the Board of Directors will be reported to the Board of Directors, or a Committee of the Board of Directors, which will have the responsibility for determining if there is a conflict of interest and, if so, how to resolve it without compromising the best interests of us and our stockholders.

In certain limited cases, activities giving rise to a potential conflict of interest may be permitted if the Board of Directors or a Committee of the Board determines, in its reasonable judgment, that such potential conflict of interest is not likely to be harmful to the best interests of us and our stockholders. No such activities were approved by the Board of Directors or a Committee of the Board during 2007.

Our Code of Business Conduct and Ethics also prohibits any employee or director from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of our property, information or position without the consent of the Board of Directors or a Committee of the Board. No employee or director may use corporate property, information or position for improper personal gain, and may not compete with us, directly or indirectly. If such an opportunity is offered to the Board of Directors, and the Board rejects the opportunity, then the employee or director is no longer prohibited by us from taking advantage of the opportunity.

Our Code of Business Conduct and Ethics may be reviewed on the Corporate Governance section of our website at www.fmctechnologies.com. A waiver may only be made by the Board of Directors, or a committee appointed by the Board, and will be promptly disclosed to the extent required by law, including the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

In addition to the foregoing ethics policy, the Nominating and Governance Committee periodically reviews all commercial business relationships that exist between us and companies with which are our directors are affiliated in order to determine if non-management members of the Board are independent under the rules of the New York Stock Exchange.

VI. Security Ownership of FMC Technologies

Management Ownership

The following table shows, as of February 1, 2008, the number of shares of Common Stock beneficially owned by each of our directors, each of our named executive officers whose compensation is reported in the Summary Compensation Table below, and all directors and executive officers as a group. No director or executive officer named in the Summary Compensation Table beneficially owns more than one percent of the Common Stock, as designated by including an asterisk in the Percent of Class column in the table below.

	Beneficial Ownership on February 1, 2008
Name	Common Stock of FMC Technologies	Percent of Class(1)
Mike R. Bowlin(2)	78,752	*
Philip J. Burguieres(2)	26,878	*
Charles H. Cannon, Jr.(3)	74,741	*
C. Maury Devine(2)	13,660	*
John T. Gremp(3)	141,739	*
Tore Halvorsen(3)	152,088	*
Thomas M. Hamilton(2)(4)	64,600	*
Peter D. Kinnear(3)	207,523	*
Asbjørn Larsen(2)	85,242	*
Edward J. Mooney(2)	43,856	*
Joseph H. Netherland	272,289	*
Richard A. Pattarozzi(2)	34,376	*
James M. Ringler(2)	60,252	*
William H. Schumann, III(3)	185,211	*
James R. Thompson(2)	66,100	*
All directors and executive officers as a group (20 persons)(2)(3)	2,075,467	1.60%

(1)	Percentages are calculated on the basis of the number of outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of February 1, 2008. An asterisk in this column indicates that the individual’s beneficial ownership is less than one percent of FMC Technologies’ outstanding Common Stock.
(2)	Includes shares owned by the individual and shares subject to options granted and restricted stock units credited to individual accounts of non-management directors under the Incentive Compensation Plan (see “Information about the Board of Directors-Director Compensation”). As of February 1, 2008, the number of shares subject to options granted and restricted stock units credited to non-management directors under the Incentive Compensation Plan were as follows: Mr. Bowlin, 50,252; Mr. Burguieres, 4,878; Ms. Devine, 13,660; Mr. Halvorsen, 49,480; Mr. Hamilton, 52,600; Mr. Larsen, 80,278; Mr. Mooney, 43,856; Mr. Pattarozzi, 34,376; Mr. Ringler, 50,252; and Governor Thompson, 64,100. These directors have no power to vote or dispose of shares underlying the restricted stock units until they are distributed upon the cessation of their service on the Board of Directors. Until such distribution, these directors have an unsecured claim against us for such units.
(3)	Includes: (i) shares owned by the individual; (ii) shares held by the FMC Technologies, Inc. Savings and Investment Plan (the “Qualified Savings Plan”) for the account of the individual and the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan (the “Non-Qualified Savings Plan”) for the benefit of the individual; and (iii) shares subject to options that are exercisable within 60 days of February 1, 2008 and restricted stock shares that will vest within 60 days of February 1, 2008. The shares included in item (iii), in the aggregate, amount to 110,750 shares for Mr. Schumann; 133,200 shares for Mr. Kinnear; 35,000 shares for Mr. Cannon; 77,936 shares for Mr. Gremp; 49,480 shares for Mr. Halvorsen and 973,088 shares for all directors and executive officers as a group.
(4)	Includes 12,000 shares held by the Tom and Carolyn Hamilton Family Foundation of which Mr. Hamilton is a director and an officer and shares voting and investment power with Mrs. Hamilton.

Other Security Ownership

The table below lists the persons known by us to beneficially own more than five percent of FMC Technologies common stock as of February 15, 2008:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	11,160,144 shares	(2)	8.50%

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	10,577,570 shares	(3)	8.13%

Columbia Wanger Asset Management, L.P. 227 West Monroe Street Suite 3000 Chicago, IL 60606	10,435,400 shares	(4)	8.02%

(1)	Percentages are calculated on the basis of the amount of outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of February 15, 2008.
(2)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2008 believed to be reliable, T.Rowe Price Associates, Inc. reported sole voting power over 2,999,134 of such shares and sole dispositive power over all such shares of Common Stock as of December 31, 2007. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser. T. Rowe Price Associates, Inc. expressly disclaims beneficial ownership of these securities.
(3)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008 believed to be reliable, FMR LLC and Edward C. Johnson 3d reported sole voting power over 103,492 of such shares and sole dispositive power over all of such shares of Common Stock as of December 31, 2007.
(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 28 , 2008 believed to be reliable, Columbia Wanger Asset Management, L.P. and Columbia Acorn Trust jointly reported sole voting power over 9,882,600 of such shares, shared voting power of 552,800 of such shares and sole dispositive power over all such shares of Common Stock as of December 31, 2007.

VII. Executive Compensation

Compensation Discussion and Analysis

General Principles

FMC Technologies, Inc. has a peer-based executive compensation program that includes performance variable elements. Our executive management compensation program is designed (a) to motivate our officers and other key employees to achieve short- and long-term corporate goals that enhance stockholder value, and (b) to attract and retain exceptionally talented individuals who generate superior operational performance in our businesses and create an environment that fosters the technological innovation we believe is necessary for continued growth in our revenue, earnings and shareholder returns. As a result, our compensation philosophy links an executive’s total earnings opportunity with our short term and long term performance, based on the achievement of financial targets established by the Compensation Committee of our Board of Directors, as well as the executive’s performance against specific individual objectives. Our ability to develop and retain successful executive managers for long periods of employment has provided us with stability and prolific industry experience. Low turnover at the executive management level provides continuity and minimizes the disruption that management change can cause which we believe has contributed to our successful growth and helped us avoid costs associated with recruiting experienced management talent outside of our company. Our executive officers do not have employment contracts and serve at the discretion of the Board of Directors.

The core principles underlying our executive compensation philosophy are:

•

Compensation opportunities are competitive—potential compensation for executives will be targeted at median levels paid at comparable peer companies with whom we would likely compete for executive talent in order to attract, motivate and retain skilled managerial talent over the long term;

•

Executive compensation is performance-based—a portion of an executive’s compensation is directly linked to achievement of specific corporate and individual results that we believe create shareholder value;

•

Equity compensation represents a significant portion of executive compensation—at risk equity compensation in the form of stock options, time-based restricted stock grants, and performance-based restricted stock grants, along with stock ownership and retention guidelines, align executive and shareholder interests and provide proper motivation for enhancing both short-term and long-term shareholder value; and

•	Compensation rewards internal talent development—a portion of executive compensation is tied to recruitment and development of future executive talent.

Long Tenured Management Team and Internal Development

Our named executive officers are individuals who have devoted the bulk of their professional careers to FMC Technologies and our predecessor. With tenure averaging 28 years, our executive management team has a long-term personal and financial interest in our success. We are strong advocates of promoting from within and developing our own talent. We believe our ability to develop and retain executive management talent is a strong component of our business success.

Allocation of Pay Between Short and Long Term

Our compensation programs are designed in a manner that provides incentives to our executive officers to achieve short- and long-term operating and strategic objectives. To foster a longer term view (i.e., longer than twelve months), our compensation programs are weighted toward longer term incentives in the form of equity incentive compensation with a three- or four-year vesting requirement and a variable performance-based component. Although these equity compensation incentives deliver a competitive economic value on the date of grant, their ultimate value to an executive will depend upon the market value of the equity after the end of the vesting period. That value will be largely dependent upon our performance and market dynamics.

Establishing Competitive Pay Levels

The Compensation Committee annually reviews executive pay, peer group practices and our performance to ensure our total compensation program design is consistent with our compensation philosophies and that overall compensation is within appropriate parameters. Based on this review, the Compensation Committee concluded the total compensation paid to our named executive officers for 2007 is appropriate and reasonable.

In determining compensation levels for our executive officers, the Compensation Committee reviews compensation survey data supplied by Hewitt Associates, the independent consultant retained by the Compensation Committee. The companies in the Hewitt survey are selected by the Company and approved by the Compensation Committee for peer group comparison. For 2007, this peer group consists of 24 industrial companies listed below and includes a subset of eight oilfield services companies with which our energy businesses directly compete for talent. The list is reviewed on an annual basis by the Compensation Committee to ensure continuing relevancy. For 2008, our Compensation Committee decided to expand the peer group for 2008 compensation benchmarking to include three additional companies, Tidewater Inc., Global Industries, LTD and Oceaneering International, Inc. In approving the companies to be included in the peer group, the Compensation Committee reviews revenues and market capitalization of each company, as well as products and markets served, to determine whether it is appropriate to include the company in the peer group.

Ameron International Corporation	Ingersoll-Rand Company Limited
Baker Hughes Incorporated *	Lennox International Inc.
BJ Services Company *	McDermott International, Inc.
BorgWarner Inc.	Milacron Inc.
Cameron International Corporation *	National Oilwell Varco, Inc. *
Cooper Industries, Ltd.	Schlumberger Limited *
Cummins, Inc.	Smith International Inc. *
Dover Corporation	Snap-On Incorporated
Eaton Corporation	Stewart & Stevenson, Inc.
Federal-Mogul Corporation	Trinity Industries, Inc.
Foster Wheeler Ltd.	Weatherford International Ltd. *
Halliburton Company *	The Williams Companies, Inc.

*	These companies comprise the oilfield services subset.

Although the companies included in the survey may vary in revenue size and market capitalization, the survey utilizes regression analysis to develop size-adjusted values for each element of compensation. Additionally, for equity based compensation, Hewitt Associates uses Black-Scholes based options models to value stock options and other economic pricing models for other equity-based compensation.

The selected subset oilfield service companies consists of companies that we would likely compete with for customers, suppliers, executive talent and, ultimately, investors.

Based on the survey market data provided by Hewitt, the Compensation Committee reviewed the appropriateness of each executive officer’s base pay, annual non-equity incentive bonus, and annual equity award. The Compensation Committee allocates total annual compensation to our executives among the various elements of short-term cash (base pay and annual non-equity incentive compensation) and long-term (equity awards) compensation to approximate the market allocation identified in the survey results.

For 2007, Hewitt’s compensation survey indicated that 29% of target annual compensation was base pay, 18% was annual non-equity incentive compensation, and 53% was allocated to long-term incentives (both cash and equity incentives) among the surveyed companies. Excluding Mr. Netherland who stepped down as chief executive officer on March 15, 2007, the actual compensation of our named executive officers in 2007 was 22% base pay, 22% annual non-equity incentive compensation and 56% equity compensation. Our allocation of total compensation differed slightly from that of the market survey due to the short tenure of our named executive officers in their respective positions and actual performance during 2007.

When making compensation comparisons between our executive officers and the market data, we use either the 24 industrial companies or the eight oilfield services companies as the appropriate reference point depending on the responsibilities of the particular executive officer. Messrs. Netherland, Kinnear, Gremp, Halvorsen and Schumann are compared against the oilfield services group. Mr. Cannon is compared to the larger group of 24 industrial companies since his responsibilities do not extend to our energy businesses. For each of our executive officers, the Compensation Committee compared each element of the executive’s compensation, as well as the executive’s total compensation, to his or her counterpart at companies in the relevant peer group. The Compensation Committee also evaluated the ratio of the Company’s Chief Executive Officer’s compensation to the compensation of each of the other named executive officers in comparison to these ratios in the peer group.

Cash Pay Elements—Base Pay

The annual cash pay elements that our executive officers receive include a base salary and an opportunity to earn annual non-equity incentive compensation. We target our executive base pay and annual non-equity incentive compensation opportunities at the 50th percentile of our comparison group of peer companies on a size-adjusted basis.

We use our survey’s median base pay value for comparable employees to set the base salary midpoint for each salary grade within our compensation program. Each salary grade range sets minimum pay at 75% of the midpoint and maximum pay at 125% of the midpoint. The range is delineated into performance sections such that an individual’s base pay should be at the point in the range corresponding to his or her current level of performance. There are four levels of performance in our “pay for performance” system: Needs Improvement, Good, Outstanding and Exceptional. Using these criteria, an executive who meets all of his or her objectives for the year would be given a performance rating of “Good” for the year. If the executive were to exceed all objectives, he or she would receive a performance ratio of “Outstanding”. To receive an “Exceptional” rating is unusual. This rating would be utilized in rare circumstances where performance and other criteria would dictate that an unusual level of incentive compensation was justifiable. A “Needs Improvement” rating would indicate that an executive failed to meet their objectives for the year. Our performance ratings and the corresponding position versus the base salary midpoint for each salary grade were as follows for 2007:

Performance Rating	Base Salary as a Percentage of Midpoint
Exceptional	115-125%
Outstanding	105-114.9%
Good	95-104.9%
Needs Improvement	75%-94.9%

Annually, each executive officer’s performance is evaluated by the executive’s immediate supervisor against objectives established earlier in the year. These performance objectives vary depending on the roles and responsibilities of the particular executive and may, in part, be subjective. These individual objectives may include, as examples, goals for acquisitions or divestitures, safety performance, achieving recruiting targets, building management depth, technology innovations and improving market positions through profitable growth and new product introductions. A performance rating for each executive officer is then established based on an assessment of the executive’s performance against his or her objectives and a merit base salary increase is planned based on the executive’s current position in the performance range. Merit increase guidelines are established annually for all employees by the Compensation Committee, based on annual market surveys. In 2007, our merit increase pool was 3.6%.

Cash Pay Elements—Annual Non-Equity Incentive Compensation

Our annual non-equity incentive compensation plan is a variable cash-based incentive plan designed to focus management on performance factors important to the continued success of their business units and in our overall performance. In 2007, our annual non-equity incentive bonus percentages range from 24% to 110%, with specific percentages for each of our named executive officers depending primarily on salary grade. The highest percentage (110%) was assigned to our chairman and covers the period of time in early 2007 when he was our chief executive officer. The percentages for our other named executive officers ranged from 24% to 100%, the 100 percentage being assigned to our current chief executive officer. The annual non-equity incentive compensation opportunity is weighted primarily toward business performance (70%), which we refer to as the “BPI” component, and secondarily to individual performance (30%), which we refer to as the “API” component.

The Compensation Committee establishes BPI targets for our annual non-equity incentive program annually at its February meeting utilizing measures we believe correlate highly to enterprise value growth and shareholder returns. In 2007, the measures selected by the Compensation Committee were EBITDA growth and Net Contribution. A range of realistic results for these measures are established along a 0.0 to 3.0 continuum. For instance, the Compensation Committee established one value for a targeted EBITDA growth at 1.0. If actual EBITDA growth results are less than the target, the BPI multiple will fall between 0.0 and 1.0. If our EBITDA growth exceed the target, the BPI multiple would be established between 1.0 and 3.0. The resulting BPI multiple is then multiplied by the individual executive officer’s non-equity incentive compensation percentage to determine non-equity incentive compensation payout to that executive.

We measure EBITDA growth as the annual growth in earnings before interest, taxes, depreciation and amortization. This measures operating profit trends by indicating core profit growth before depreciation and amortization. We measure Net Contribution for performance purposes as net income plus after tax-interest expense minus a 10.5% charge for average capital employed (debt plus equity). This shows total net income generated for every dollar of capital employed after subtracting a 10.5% charge as the cost of capital. As an incentive measure, Net Contribution encourages our executives to grow the business while efficiently using capital. Both of these measures are adjusted for the cumulative effect of changes in accounting principles, significant acquisitions and divestitures and foreign exchanges movements.

All of our named executive officers received a corporate wide BPI rating which is based on the consolidated results of FMC Technologies’ business units. In 2007, our BPI target for annual EBITDA growth was set at a 34% increase above 2006 and our Net Contribution target was set at an increase of 60% over 2006. Our actual 2007 performance exceeded both of the targets resulting from our ability to benefit from high levels of oilfield activity. Actual EBITDA growth in 2007 was 40% above 2006 performance and compares to a target of 34%. The actual 2007 Net Contribution increase of $68,000,000 was 65% above 2006 versus the 60% target. This performance was rated a 1.58 based on the scale established at the beginning of the year.

A similar exercise is performed for the API. The API rating is based on the achievement by an executive officer of both quantifiable performance objectives as well as other, more subjective objectives. If an executive officer failed to achieve all of his or her objectives, the API multiple would likely be 0.00. If the executive met some, but not all of the objectives, the API multiple would fall between the range of 0.00 to 2.0 depending upon the number of objectives accomplished, their relative importance and difficulty and the factors that may have prevented achievement of certain objectives. An executive achieving all objectives could potentially receive an API of 2.0, although this would be unusual due to our efforts to establish stretch objectives that may be extremely difficult to achieve. For 2007, our named executive officers received API ratings ranging from 1.25 to 2.0 for the year, with an average rating of 1.48. For 2006, our named executive officers received API ratings ranging from 1.3 to 1.7 for the year, with an average rating of 1.47. On average, the API portion of the annual non-equity incentive represents less than 5% of the executive’s total compensation included in the Summary Compensation Table. We do not disclose each individual executive officer’s target incentive award or API since we consider this information to be personal and confidential to the individual executive and is information which is not released internally among our general employee population. We believe that personal privacy concerns outweigh the value this information will have to our general employee population and investors in light of the small percentage an executive officer’s target non-equity annual incentive award represents of total compensation.

Assuming an executive officer has a base salary of $400,000, a 65% target bonus, a BPI rating of 1.58 and an API rating of 1.48, the executive’s annual non-equity incentive compensation payment would be calculated in the following manner:

BPI: $400,000 x .70 (BPI weighting) x .65 (target bonus) x 1.58 (corporate BPI achievement)	$287,560

API: $400,000 x .30 (API weighting) x .65 (target bonus) x 1.48 (individual API rating)	$115,440

Total Non-Equity Incentive Compensation	$403,000

The following table lists certain 2007 API objectives that of our named executive officers and their performance against those objectives. Certain API objectives that we consider commercially sensitive and believe will provide proprietary data to our competitors and could cause us competitive harm have been omitted.

Named Executive Officer	2007 API Objectives Performance
Joseph H. Netherland

(for period of service as CEO until March 15, 2007)

•     Effectively prepared and supported the transition of a new CEO

•     Successful transition of executive relationships with major customers and key industry affiliations

•     Successful transition of relationships with financial community and large institutional shareholders

Peter D .Kinnear

•     Earnings from continuing operations up 53% over 2007

•     Total shareholder return of 84% in 2007

•     Increased Subsea sales by 28% in 2007

•     Initiated the tax free spin-off of FoodTech and Airport Systems

•     Achieved world class safety performance

William H/ Schumann, III

•     Developed a plan to separate FoodTech and Airport Systems

•     Reviewed potential exit strategies for a specific business unit

•     Selected new Investor Relations Director

•     Assisted in the development of a strategic plan

Charles H. Cannon, Jr.

•     Achieved record revenue and EBIT performance in FoodTech Systems

•     Improved profitability through sourcing initiatives and cost reduction goals

•     Successfully divested Allen/PPM business yielding a net gain

•     Successfully penetrated a major new Ground Support Equipment customer

John T. Gremp

•     Secured significant Subsea project awards resulting in backlog of $4.9B

•     Target and won three strategic Subsea Processing awards

•     Significantly reduced working capital in Energy Production generating $253M in cash flow

•     Succession of management in both Subsea and Surface business executed successfully

Named Executive Officer	2007 API Objectives Performance
Tore Halvorsen

•     Successful execution of Tordis project; first full scale separation system

•     Completed manufacturing capacity expansions to support Subsea growth in Singapore, Malaysia, Kongsberg, Dunfermline and Angola

•     Successful growth of Riserless Light Well Intervention business

•     Maintained Company’s leadership position in Subsea

Equity Compensation Practices

The long-term element of our executive compensation is equity stock awards, which provides our executive officers the opportunity to realize financial rewards if our stock price appreciates over the long term. We use the Hewitt survey data noted previously to establish a value for the equity compensation granted to each of our executive officers. To determine the appropriate amount of equity based compensation awards for our executive officers we determine the size-adjusted median value of comparable equity compensation awards issued by the peer group of companies surveyed by Hewitt Associates to each named executive officers’ peers with the surveyed companies. The grant size of restricted stock or stock options for each of our executive officers was then set by dividing the size-adjusted median value for that officer by our prior year end closing stock price, discounted to reflect the risk of forfeiture. Although our incentive compensation program permits the Compensation Committee the flexibility to approve equity compensation awards to our executive officers in a variety of forms, only stock options and restricted stock grants (with both time-based and performance-based vesting conditions) have been awarded since our initial public offering in 2001. We believe the combination of time-based and performance-based incentives provides performance incentives consistent with our shareholders’ interests and serves as an effective retention vehicle for our named executive officers.

Our equity awards have vesting periods of three or four years. The grant date of the annual equity awards is the date of the annual Compensation Committee meeting in February. Key manager restricted stock awards historically have been granted on the first day of the month following the month in which the Compensation Committee met and granted the award. As long as an executive remains employed through the age of 62, any unvested equity awards remain outstanding after retirement and vest on the originally scheduled vesting date. Retirements prior to age 62 will result in the forfeiture of unvested awards.

By providing our executive officers with compensation in the form of equity awards, we ensure that a significant portion of total compensation remains at risk and is tied to the creation of stockholder value. Since the end of 2001, our share price compound annual growth rate has averaged 38%. The market value of vested and unvested restricted stock awards shown in the Outstanding Equity Awards at Fiscal Year-End Table below and the realized value of exercised options and restricted stock awards shown in the Option Exercises and Stock Vested Table demonstrate both the potential and realized value of equity awards we have issued to our named executive officers and the alignment of our executive officers personal financial interests with those of our shareholders.

Non-Qualified Stock Options

Our Incentive Compensation and Stock Plan grants our management the authority to issue non-qualified stock options to our executive officers and other key employees. All stock options granted to our executive officers are subject to vesting requirements necessitating three years of additional service by the executive before they may vest and the executive receives ownership and voting rights. Vesting periods are used as a retention incentive.

With the exception of stock options issued in connection with our initial public offering in June 2001, our stock options have been issued only in February of each year, following review and approval of the grants by our Compensation Committee during the regular committee meeting established to review compensation. The exercise price for these stock options in each case was the closing price of our Common Stock on the date of the Compensation Committee meeting at which the awards were approved. The date for this committee meeting is established more than a year in advance when all Board of Director and committee meetings are scheduled.

We have not issued stock options to our executive officers since 2004. The stock options issued in connection with our initial public offering were issued at the public offering price. At the time of our separation from our former parent, FMC Corporation, existing FMC Corporation stock options held by employees of FMC Corporation who became employees of FMC Technologies were converted to FMC Technologies stock options, and the number of shares exercisable under each such converted option and exercise price were adjusted to provide the holder with an equivalent market value before and after the conversion.

Time Based Restricted Stock Grants

We issue grants of time-based restricted stock to our executive officers and other key employees under our Incentive Compensation and Stock Plan. All restricted stock awards granted to our executive officers are subject to vesting requirements requiring an additional three or four years of service by the executive before they may vest and the executive receives ownership and voting rights. Vesting periods are utilized as a retention incentive.

Performance Based Restricted Stock Awards

In 2007, the Compensation Committee required that one-half of the amount of the restricted stock awards for our executive officers be based on meeting certain performance criteria. Our performance-based awards link the award of restricted stock to the achievement of performance targets relative to the performance of ten companies included in the PHLX Oil Service Section index (“OSX”) that compete with us in the oilfield services industry. In 2007, the OSX was composed of 15 companies that provide oil drilling and production services. We excluded the 2007 index’s five drilling companies since it is the remaining ten companies who most closely mirror our core business activities. The performance metrics for these ten companies are in publicly available information and provide us with readily available, reliable and relevant benchmarks against which to benchmark our performance. The ten companies that we use to benchmark our performance targets from the OSX are listed below:

Baker Hughes Incorporated

BJ Services Company

Cameron International Corporation

Global Industries, LTD

Halliburton Company

National Oilwell Varco, Inc.

Schlumberger Limited

Smith International Inc.

Tidewater Inc.

Weatherford International Ltd.

This link puts a meaningful portion of our executive’s targeted equity award at risk. The percentage of the total performance-based restricted share award an executive officer will ultimately receive will be determined at the end of the one-year measurement period and will be dependent upon our performance relative to a peer group of companies in the OSX with respect to EBITDA growth, return on investment (ROI) and total shareholder return (TSR) for that period. Effective in 2008, the Compensation Committee increased the portion of restricted stock awards for our executive officers that are subject to performance criteria to two-thirds of the awards.

The amount of the performance-based restricted stock award earned by our executive officers can vary between 0-200% of the target award amount granted to the executive officer depending on whether our full year performance against the three measures was determined to be above average, average or below average relative to the peer group of OSX companies, with one-third of the total grant being tied to each of the three performance measures. We define our performance for each of the three performance measures as above average if our performance exceeds the performance of the midpoint between the third and fourth ranked peer companies; average if our performance is between the midpoint of the third and fourth ranked peer companies and the midpoint between the sixth and seventh ranked peer companies; and below average if our performance is below the midpoint between the sixth and seventh ranked peer companies. For below-average performance against any of the three performance measures, an executive officer receives 0% of the one-third portion of the grant tied to such performance measures, for average performance, 100% of one-third of the grant, and for above-average performance, an executive would receive 200% of one-third of the grant. The vesting period for performance-based restricted stock awards is the same as the vesting period for time based restricted stock awards, which is three years from the grant date, meaning that although the performance period considered is one year, the awards do not vest for three years from the date of grant.

Our Incentive Compensation and Stock Plan gives our Compensation Committee the discretion to “claw back” or cancel outstanding performance-based restricted stock awards in the event a restatement of our financial results from a prior period results in a prior grant’s performance measures no longer being satisfied.

None of our executive officers have the ability to adjust the performance measures approved by the Compensation Committee or to waive any conditions established for the performance-based awards once established by the Compensation Committee.

For 2007, the following table shows the measures used for our performance-based restricted stock grants and our performance against each of the three performance measures. The numbers in bold-face type in this table designate the level of our performance for each of the three measures.

	Below Average (0% of Target Grant)	Average (100% of Target Grant)	Above Average (200% of Target Grant)	FMC Technologies Performance
EBITDA growth	<9.6%	>9.6% and <28.2%	>28.2%	49.8%
Return on Investment	<17.4%	>17.4% and <22.4%	>22.4%	27.6%
Total Shareholder Return	<19.0%	>19.0% and <72.7%	>72.7%	84.0%

As a result of our strong financial results for 2007 summarized above, our executive officers will receive 200% of the performance-based portion of the restricted stock grants awarded on February 20, 2007 and these awards will vest on January 2, 2010. The final performance-based restricted stock award each executive officer received for 2007 are included in columns (g) and (h) of the “Outstanding Equity Awards at Fiscal Year-End Table” below.

Impact of Section 162(m) of the Internal Revenue Code on Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance based compensation in excess of $1 million paid for any fiscal year to certain named executive officers. The Compensation Committee of our Board of Directors designs certain components of executive compensation to preserve income tax deductibility. Historically, it has concluded that it is not in the stockholders’ best interests to restrict the Compensation Committee’s discretion and flexibility in developing appropriate and competitive compensation and retention programs, and consequently, our Compensation Committee may approve compensation in future years for our named executive officers that is not fully deductible for federal income tax purposes. With an increasing portion of restricted stock awards now being based on an executive’s achievement of performance goals, the Compensation Committee believes it is important to qualify the compensation as performance-based under Section 162(m), thus allowing the Company to treat otherwise performance-based compensation as being fully deductible for federal income tax purposes. Accordingly, the Compensation Committee has decided to seek shareholder approval with respect to the material terms of the performance goals related to certain awards under the Plan. For a more detailed discussion, see Proposal Number 2—Approval of Material Terms of the Performance Goals of the Incentive Compensation and Stock Plan herein.

Pension Plans

A longer term element of compensation for our U.S. based executive officers is an IRS qualified defined benefit pension plan (the “U.S. Pension Plan”) that provides income replacement retirement benefits. We believe our pension plan design is a powerful retention vehicle and that it has been a significant factor in the long tenure of our executive management team and, consequently, the depth of our management team’s experience with our businesses. The same benefit calculation formula is used for our executive officers as is used for our non-bargaining unit production personnel and administrative and technical staff. The U.S. Pension Plan is designed to provide income replacement in retirement to all of our current employees who meet the minimum service requirement of five years. The pension payment is based on “final average pay,” which is calculated for the period that includes the employee’s highest 60 consecutive months of pay in the final 120 months of service, and includes base pay and annual non-equity incentive bonus in the calculation. Eligible earnings under the provisions of the U.S. Pension Plan do not include the value of the equity grants (stock options or restricted stock awards), matching contributions to our U.S. Qualified Savings Plan, our U.S. Non-Qualified Savings Plan or perquisites.

The U.S. Pension Plan is qualified under the United States Employment Retirement Income Security Act (“ERISA”). The Internal Revenue Service limits the amount of compensation on which retirement benefits can be earned and the amounts payable by a tax qualified defined benefit pension plan.

We also have a non-qualified defined benefit pension plan (the “U.S. Non-Qualified Pension Plan)” to provide the same level of benefits for earnings above the IRS limits. The U.S. Non-Qualified Pension Plan uses the same pension calculation formula as the tax qualified U.S. Pension Plan. The benefits under this plan are our general obligations and are not protected by ERISA.

Mr. Halvorsen is our only named executive officer who is not U.S. based and his longer term element of compensation is the Norwegian Pension Program (the “Norwegian Program”). The Norwegian Program is designed to provide employees based in Norway with targeted total pension payment of 65% of their salary. This benefit is offset by any state or government provided social security benefits. The salary included in the benefit calculation is limited to 12 times the National Insurance Base Amount, which was ($11,427) NOK 66,812 effective May 1, 2007 through the end of 2007. The amount in U.S. dollars is based on an average currency exchange rate at month end over the full year. We established a supplementary pension scheme in Norway, effective January 1, 2007, to provide benefits for salary in excess of 12 times the National Insurance Base Amount. This supplemental plan provides 49% of salary exceeding 12 times the National Insurance Base Amount for service beginning on or after January 1, 2007.

All of the members of our executive management team have significant accrued pension benefits under the pension plans as a result of their long tenure. We believe that these pension benefits are a significant reason for the long-term retention of our management team. Our executive officers as well as all other employees have been credited under our Pension Plan for their years of service with FMC Corporation, our former parent company, prior to our spin off as a separate company in 2001.

Savings Plans

All of our U.S. based employees, including our executives, are eligible to participate in our tax-qualified savings and investment plan (the “U.S. Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the IRS compensation limit for highly compensated employees can contribute between 2% and 20% of base pay and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and our limits, and employees not considered highly compensated under IRS regulations can also contribute up to 75% of base pay and eligible incentives. We match up to the first 5% of each employee’s contributions. Participants are vested on a five year graded vesting schedule for employer matching contributions.

Our U.S. based executives are also eligible to participate in a pre-tax non-qualified defined contribution plan (the “U.S. Non-Qualified Savings Plan”), which provides our executives and employees who reach contribution limits imposed by the Internal Revenue Service for the U.S. Qualified Savings Plan with the opportunity to participate in a tax advantaged savings plan comparable to the U.S. Qualified Savings Plan. The investment options offered to participants in the Non-Qualified Savings Plan are similar to those offered in our U.S. Qualified Savings Plan. Participants may elect to defer up to 100% of their base pay or annual non-equity incentive bonus into the U.S. Non-Qualified Savings Plan. We match up to the first 5% of the employee’s contributions to the U.S. Non-Qualified Savings Plan. Participants are vested on a five year graded vesting schedule for employer matching contributions.

Mr. Halvorsen is eligible to participate in a nonqualified defined contribution plan administered in the United Kingdom (the “International Savings Plan”). Participation in this plan is generally restricted to key employees with a salary grade of 20 or above and who are not subject to U.S. taxes (not citizens of the U.S., Canada or the Cayman Islands). Exceptions to the salary grade for eligibility can be made by the Company. Participants can contribute up to 75% of base pay and eligible incentives. We match up to the first 5% of each employee’s contributions. Both the contributions to the International Savings Plan and the distributions from the International Savings Plan are made in U.S. dollars. Participants are vested on a five-year graded vesting schedule for employer contributions. All vested funds must be distributed upon an employee’s termination or retirement from the Company.

Change in Control Agreements

We have entered into agreements with each of our executive officers that will provide them with compensation under certain circumstances in the event of a change in control in our ownership or management. See “Potential Payments upon Change in Control” for a further description of the terms and potential amounts payable under these agreements.

The benefits payable under the change in control agreements are comparable to benefits executives in similar positions at peer companies are eligible for under their change in control agreements. The competitive nature of these benefits is annually reviewed and analyzed by the Compensation Committee with the assistance of the Committee’s compensation consultant, Hewitt Associates.

All change in control agreements entered into with our executive officers are what is commonly referred to as “double trigger” agreements. Under these agreements, the benefits are only payable if, in addition to the qualifying change in control, the executive officer’s position is terminated or the executive’s responsibilities, salary, benefits and/or location are significantly changed.

General Executive Severance Benefits

Under our executive severance plan, executive officers who lose their job through no fault of their own are entitled to receive 15 months of severance pay (limited to base pay and the executive’s target annual non-equity incentive bonus), their pro-rated target annual non-equity incentive bonus through the date of termination, the continuation of medical and dental benefits for the same severance period at the employee premium rate, outplacement services, and tax preparation and financial planning assistance for the last calendar year of employment. See “Potential Payments upon Termination” for a further description of the terms and potential amounts payable under the executive severance plan. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete and non-solicitation covenants. In its approval of the executive severance plan, the Board granted management with the authority to exercise its discretion with respect to the treatment of unvested options and restricted stock grants of terminated executive officers. The terms of our executive severance plan are based on the results of a survey of publicly traded companies conducted by Hewitt Associates. Change in control agreements and severance benefits are exclusive of one another, and in no circumstances would any named executive officer receive benefits under both a change in control agreement and the executive severance plan.

Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we provide to our executives include financial counseling, tax preparation, parking fees, personal use of company vehicles, dining club memberships and country club memberships and other minor expenses associated with their business responsibilities. Our executives’ use of company vehicles and dining and country club membership benefits is primarily for business related travel and entertainment. We require our executives to report personal use of company vehicles and club memberships. We also pay certain travel expenses such as air fare and meals for spouses of our executive officers when they accompany their spouses and when such expenses are considered to be related to the business purpose for the travel. If a named executive officer’s perquisites exceed $10,000 in cost to us, the total amount of the perquisites provided by us to that named executive officer is included in the “All Other Compensation” column of the Summary Compensation Table in this Proxy Statement and the nature of those perquisites are described in a footnote to the table. We gross up for the taxes due on the club memberships because personal use of these clubs is generally minimal and incidental to the business use of these facilities.

Stock Ownership and Retention Requirements

The Compensation Committee established executive officer stock ownership guidelines when we were formed in order to ensure a continuing alignment of executive and shareholder interests. Under these guidelines, an executive officer is expected to retain ownership of shares (including restricted stock awards, 50% of the shares underlying options and shares held in the Qualified Savings Plan and the Non-Qualified Savings Plan) in an amount equal in value to a multiple of the individual’s base salary and target annual non-equity incentive bonus. Upon becoming named an executive officer, an executive has five years to satisfy an increased or new retention multiple, pro-rated 20% each year.

The multiple for each of the named executive officers is provided in the following table. Each named executive officer satisfies the ownership guidelines applicable to him.

Named Executive Officer	Multiple of Base Pay and Target Non-Equity Incentive Bonus
Joseph H. Netherland	5.0
Peter D. Kinnear	5.0
William H. Schumann, III	4.5
Charles H. Cannon, Jr.	4.0
John T. Gremp	4.5
Tore Halvorsen	4.0

In 2006, our Compensation Committee adopted new stock retention guidelines requiring our executive officers to retain at least one-half of the net after-tax shares for restricted stock and stock option awards vesting after January 1, 2007 for a period of at least one year after the vesting date. The purpose of this additional policy is to impose a holding period during which our executives must retain ownership of a significant portion of vested equity compensation awards. We believe that the combination of the stock ownership guidelines and the stock retention rules focus our executives on our long term value by aligning their interests with the long-term interest of other stockholders.

Compensation Committee Report

The Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this Report by specific reference.

The Compensation Committee establishes and oversees the design and functioning of FMC Technology’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2008 Annual Meeting.

The Compensation Committee

Mike R. Bowlin, Chairman

Philip J. Burguieres

Thomas M. Hamilton

Richard A. Pattarozzi

James M. Ringler

James R. Thompson

Summary Compensation Table

The following table summarizes the compensation earned by each of our named executive officers of FMC Technologies from all sources for services rendered in all of their capacities to us during the fiscal year ended December 31, 2007. Joseph H. Netherland served as Chairman of the Board and Chief Executive Officer until March of 2007. On March 15, Mr. Netherland became Chairman of the Board and Peter D. Kinnear became our President and Chief Executive Officer.

Name and Principal Position in 2007	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)		All Other Compensation ($)(3)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)		(i)		(j)
JOSEPH H. NETHERLAND Chairman of the Board	2007 2006	554,172 918,677		0 0	3,873,900 3,288,365	0 305,392	371,410 2,500,000		692,874 3,334,624		227,353 168,297		5,719,709 10,515,355
PETER D. KINNEAR President and Chief Executive Officer	2007 2006	781,430 513,167		0 0	3,043,228 1,108,300	0 90,913	1,218,570 962,181		2,052,980 1,553,058		119,358 79,528		7,215,566 4,307,147
WILLIAM H. SCHUMANN, III Executive Vice President and Chief Financial Officer	2007 2006	549,135 523,022		0 0	1,143,044 841,406	0 81,630	487,961 755,085		330,895 649,932		92,166 89,629		2,603,201 2,940,704
JOHN T. GREMP Executive Vice President	2007 2006	450,000 348,063		0 0	930,381 630,625	0 39,695	475,965 541,029		533,268 587,485		84,260 65,291		2,473,874 2,212,188
TORE HALVORSEN Senior Vice President	2007	441,770	(4)	0	824,962	0	428,959	(4)	54,008	(4)	37,874	(4)	1,787,573	(4)
CHARLES H. CANNON, JR. Senior Vice President	2007 2006	443,309 429,557		0 0	821,882 591,327	0 56,021	365,375 591,929		170,867 441,806		75,582 76,669		1,877,015 2,187,309

(1)

The amounts in columns (e) and (f) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and 2007, in accordance with SFAS 123(R) of stock-based awards pursuant to the Incentive Compensation Plan and as a result may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in note (12) to our audited consolidated financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. These amounts are amortized over the vesting period of the grants which approximate three years. Mr. Netherland and Mr. Kinnear have restricted stock awards that are amortized for SFAS 123R on an accelerated basis through their 62nd birthdays. These awards, however, maintain their normal vesting schedules. The Incentive Compensation Plan allows for individuals to retain unvested shares upon retirement at age 62 or older.

(2)	The amounts in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits at the first retirement date with unreduced benefits (age 62 for U.S. pension programs and age 67 for the Norwegian pension program) under all of our pension plans. These amounts are determined using interest rates and mortality rate assumptions consistent with those used in our financial statements. All nonqualified deferred compensation earnings are market-based investments and therefore are not included in this column.

(3)	The amounts reflected in column (i) for the fiscal year ended December 31, 2007 reflect for each named executive officer:

Perquisites ($)	Joseph H. Netherland	Peter D. Kinnear	William H. Schumann, III	John T. Gremp	Tore Halvorsen	Charles H. Cannon, Jr.
Personal Use of Club Memberships*	7,785	3,290	0	7,915	0	437
Financial Planning & Personal Tax Assistance**	28,415	7,166	14,825	12,336	0	12,663
Personal Use of Automobiles***	8,911	5,057	0	4,868	9,646	0
Parking	0	0	4,920	0	0	4,920
Other****	323	142	199	0	0	0
Total Perquisites	45,434	15,655	19,944	25,119	9,646	18,020

*	Our cost for each club membership utilized by a named executive officer equals the amount of the annual dues we pay for such membership multiplied by a fraction, the numerator of which is the number of days on which the club is used by the named executive officer primarily for non-business purposes, and the denominator of which is the total days on which the club is used for any purpose.
**	Our cost for financial planning and personal tax assistance includes the fees we pay to third party financial planning and tax advisors for service provided to our named executive officers, a portion of which is an annual retainer fee allocated to the individual officers on a pro rata basis. Other fees are specifically allocated to the individual named executive officers receiving the services to which such fees relate.
***	Our cost for personal use of automobiles utilized by each named executive officer is calculated by multiplying our estimate of the incremental annual cost of each executive officer’s vehicle by the executive officer’s reported proportionate use for personal purposes.
****	Includes reimbursed personal expenses for entertainment, travel and meals.

Other Compensation ($)	Joseph H. Netherland	Peter D. Kinnear	William H. Schumann, III	John T. Gremp	Tore Halvorsen	Charles H. Cannon, Jr.
Life Insurance	25,018	14,073	7,011	5,328	0	5,565
Matching Contributions to Qualified Savings Plan and Non-Qualified Savings Plan	152,709	87,859	65,211	49,551	28,228	51,762
Income tax gross-ups	4,192	1,771	0	4,262	0	235

(4)	The amounts reported as salary, non-equity incentive compensation and all other compensation that are reported for Mr. Halvorsen were paid in Norwegian Kroner. These amounts were converted into U.S. Dollars in the Summary Compensation Table. The conversion method utilized was to use an average of the Norwegian Kroner to U.S. Dollar exchange rates on the last day of each month during 2007. The monthly salary amount paid to Mr. Halvorsen for each month in 2007 was equal for each such month.

None of the named executive officers are parties to written or oral employment contracts with us. Accordingly, they remain employed at our will. For a description of the material terms of their compensation arrangements, which include base salary, annual non-equity incentive bonus, equity compensation awards, matching contributions to retirement savings plans, pension benefits and perquisites, and severance and change in control benefits, see “Compensation Discussion and Analysis” above. Performance targets for performance-based equity awards considered by the Compensation Committee are also quantified in Compensation Discussion and Analysis. Based on the fair value of equity awards granted to the named executive officers in 2007 and the base salary and annual non-equity incentive bonuses of the named executive officers for 2007, base salary and annual non-equity incentive bonuses together accounted for approximately 38% of the total base pay, annual non-equity incentive and equity compensation paid to named executive officers for 2007. Because the Grants of Plan Based Awards Table below reflects the value of certain equity awards based on SFAS 123(R) value rather than the grant date fair value, these percentages may not be able to be derived using the amounts reflected in the table.

Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2007 to each named executive officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Joseph H. Netherland	2007 2/20/07 2/20/07	0	217,708	587,813	0	0	0	80,800	—	—	2,646,200 0

Peter D. Kinnear	2007 2/20/07 2/20/07	0	754,447	2,036,464	0	64,170	128,340	64,170	—	—	2,101,568 1,989,912

William H. Schumann, III	2007 2/20/07 2/20/07	0	329,481	889,599	0	17,590	35,180	17,590	—	—	576,073 545,466

John T. Gremp	2007 2/20/07 2/20/07	0	315,000	850,500	0	16,050	32,100	16,050	—	—	525,638 497,711

Tore Halvorsen	2007 2/20/07 2/20/07	0	287,151	773,098	0	14,150	28,300	14,150	—	—	463,413 438,792

Charles H. Cannon, Jr.	2007 2/20/07 2/20/07	0	243,820	660,530	0	12,890	25,780	12,890	—	—	422,148 399,719

(1)	The amounts shown in column (i) reflect the number of shares of stock subject to time-based vesting requirements granted to each named executive officer in 2007 pursuant to our Incentive Compensation Plan.
(2)	The amounts in column (l) reflect the full grant date fair value calculated in accordance with SFAS 123(R) of awards of restricted stock pursuant to the Incentive Compensation Plan in 2007. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. Assumptions used in the calculation of these amounts are included in note (12) to our audited consolidated financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.
(3)	The second award amount in column (l) represents the full grant date fair value of shares subject to performance-based conditions assuming achievement of target performance.

We did not make any grants of stock options or stock appreciation rights in 2007 under the Incentive Compensation Plan for services rendered during 2007 to any of the named executive officers. For a description of the material terms of the restricted stock awards, including the vesting schedules and a description of the performance targets and potential award amounts for those restricted shares subject to performance-based conditions, see the descriptions set forth in Compensation Discussion and Analysis. We do not currently pay dividends on restricted stock awards or shares obtainable upon exercise of outstanding options. Dividends would be payable on equity compensation awards that we issued only if and when dividends are declared and paid on our Common Stock.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph H. Netherland	0	0	0	0	0	421,330	23,889,411	0	0

Peter D. Kinnear	76,400 56,800	0 0	0 0	9.70 12.61	2/20/2013 2/19/2014
						317,404	17,996,807	0	0

William H. Schumann, III	59,750 51,000	0 0	0 0	9.70 12.61	2/20/2013 2/19/2014
						156,244	8,859,035	0	0

John T. Gremp	16,956 36,180 24,800	0 0 0	0 0 0	10.00 9.70 12.61	2/15/2011 2/20/2013 2/19/2014
						120,956	6,858,205	0	0

Tore Halvorsen	13,744 29,480 20,000	0 0 0	0 0 0	9.66 9.70 12.61	2/24/2008 2/20/2013 2/19/2014
						111,462	6,319,895	0	0

Charles H. Cannon, Jr.	35,000	0	0	12.61	2/19/2014
						111,894	6,344,390	0	0

(1)	The market value of shares that have not vested is calculated using $56.70, the closing price of our Common Stock on December 31, 2007, the last trading day of 2007. The full grant date fair value of the awards under SFAS 123R is $10,826,327 for Mr. Netherland; $6,621,477 for Mr. Kinnear; $3,213,992 for Mr. Schumann; $2,825,257 for Mr. Gremp; $2,304,765 for Mr. Halvorsen; and $2,310,138 for Mr. Cannon.

(2)	The outstanding restricted stock awards presented above include awards in the amounts and with the vesting dates in the table below:

Executive Officer	Restricted Stock Grant Date	Restricted Stock Grant	Restricted Stock Vesting Date
Joseph H. Netherland	2/22/2005	172,860	1/2/2008
	2/21/2006	91,374	1/2/2009
	2/21/2006	76,296	1/2/2009
	2/20/2007	80,800	1/2/2010

Peter D. Kinnear	2/22/2005	62,700	1/2/2008
	2/21/2006	33,894	1/2/2009
	2/21/2006	28,300	1/2/2009
	2/20/2007	64,170	1/2/2010
	2/20/2007	128,340	1/2/2010

William H. Schumann, III	2/22/2005	52,460	1/2/2008
	2/21/2006	27,800	1/2/2009
	2/21/2006	23,214	1/2/2009
	2/20/2007	17,590	1/2/2010
	2/20/2007	35,180	1/2/2010

John T. Gremp	2/22/2005	37,600	1/2/2008
	2/21/2006	19,186	1/2/2009
	2/21/2006	16,020	1/2/2009
	2/20/2007	16,050	1/2/2010
	2/20/2007	32,100	1/2/2010

Tore Halvorsen	2/22/2005	34,000	1/2/2008
	2/21/2006	15,932	1/2/2009
	2/21/2006	19,080	1/2/2009
	2/20/2007	14,150	1/2/2010
	2/20/2007	28,300	1/2/2010

Charles H. Cannon, Jr.	2/22/2005	36,060	1/2/2008
	2/21/2006	20,254	1/2/2009
	2/21/2006	16,910	1/2/2009
	2/20/2007	12,890	1/2/2010
	2/20/2007	25,780	1/2/2010

Option Exercises and Stock Vested Table

Shown below is information for each of the named executive officers with respect to options to purchase Common Stock exercised in 2007 and restricted stock awards vested in 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Joseph H. Netherland	490,800	15,670,877	303,400	9,669,721
Peter D. Kinnear	137,000	3,861,666	51,600	1,590,054
William H. Schumann, III	149,662	5,281,771	46,400	1,429,816
John T. Gremp	80,000	3,172,535	52,600	1,830,869
Tore Halvorsen	33,744	1,224,315	18,200	560,833
Charles H. Cannon, Jr.	168,000	4,829,009	31,800	979,917

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service for each of the named executive officers under the pension plans include years of service with our predecessor. The U.S. Pension Plan and the Norwegian Pension Program values are the present value of accrued benefits at the first retirement date for unreduced benefits. The Non-Qualified Pension Plan value is the present value at December 31, 2007 of the lump sum payable at the first retirement date for unreduced benefits.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Joseph H. Netherland	U.S. Pension Plan Non-Qualified Pension Plan	34.5	1,078,991 13,066,914	0 0

Peter D. Kinnear	U.S. Pension Plan Non-Qualified Pension Plan	36.6	1,074,116 6,621,894	0 0

William H. Schumann, III	U.S. Pension Plan Non-Qualified Pension Plan	26.5	624,949 3,114,089	0 0

John T. Gremp	U.S. Pension Plan Non-Qualified Pension Plan	32.4	709,094 2,024,262	0 0

Tore Halvorsen	Norwegian Pension Program	27.2	233,440	0

Charles H. Cannon, Jr.	U.S. Pension Plan Non-Qualified Pension Plan	25.8	528,397 1,959,727	0 0

(1)	The present value of accumulated benefit as of December 31, 2007 reflects:

•

The present value of the accumulated benefit under the U.S. Pension Plan is calculated by multiplying the benefit amount as determined by our Pension Benefit formula described below by a present value factor to determine the benefit at age 62, the first age at which unreduced benefits are available under the U.S. Pension Plan. This amount is discounted back to December 31, 2007 using SFAS 87 interest only assumptions of 6.5%.

•

The present value of the benefit payable under the Non-Qualified Pension Plan is calculated in the same manner as specified above for the U.S. Pension Plan. However, the calculation assumes payment of benefit in the form of a lump sum payment at age 62. This amount is discounted back to December 31, 2007 using SFAS 87 interest only assumptions of 6.5%.

•

The present value of the accumulated benefit under the Norwegian Pension Program is calculated by multiplying the benefit amount as determined by the Norwegian Pension Program Benefit formula described below by a present value factor to determine the benefit at age 67, the first age at which unreduced benefits are available under the Norwegian Pension Program. This amount is discounted back to December 31, 2007 using SFAS 87 interest only assumptions of 4.75%.

Pension Benefit Formula

Our U.S. Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:

(i)

the sum of (1) 1% of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached) plus (2) 1 1/2% of the participant’s final average yearly earnings in excess of the Social Security covered compensation base multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

(ii)	1 1/2% of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service.

(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

The U.S. Pension Plan defines “normal retirement age” as 65 with an unreduced early retirement benefit payable at age 62. All of the named executive officers except for Mr. Halvorsen are currently eligible for benefits under the Company’s U.S. Pension Plan. Eligibility under the U.S. Pension Plan terminates upon death or upon payment of the participant’s entire vested benefit. Additionally, each of the named executive officers was an employee of our former parent and predecessor, FMC Corporation. When we were established as a separate company in 2001, our employees who were formerly employed by our predecessor received the benefit for the years of credited service under our predecessor’s defined benefit pension plan.

Early Retirement

The U.S. Pension Plan’s “early retirement date” is the participant’s 55th birthday in the case of a participant who became a participant in our predecessor’s pension plan before January 1, 1984. Participants hired on or after January 1, 1984 are eligible for early retirement on or after age 55 with ten years of service. All named executive officers were participants in the predecessor’s pension plan before January 1, 1984. All of the named executive officers in the U.S. Pension Plan are age 55 or older and are eligible to receive early retirement benefits under the U.S. Pension Plan.

A participant in the U.S. Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by 1/3 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the U.S. Pension Plan whose employment terminates prior to their early retirement date is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by  1/2 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50% joint and survivor annuity for married retirees. The U.S. Pension Plan also provides for a variety of other methods for receiving pension benefits such as 100% joint and survivor annuities, level income and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. Effective January 1, 2008, the U.S. Pension Plan will also provide a 75% joint and survivor option as required by the Pension Protection Act of 2006. The actuarial reduction for a participant and spouse who are both age 62 is 7.9% from the normal retirement benefit for the 50% joint and survivor annuity and 14.7% form the normal retirement benefit for the 100% joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

Eligible Earnings

Eligible earnings under the U.S. Pension Plan for the named executive officers (excluding Mr. Halvorsen) include the base salary and annual non-equity incentive bonus paid by us to the executives for each plan year. Equity compensation, such as restricted stock and stock option awards, and deferrals to the Non-Qualified Savings Plan, are not included. The Internal Revenue Service limits the annual amount of earnings that may be taken into account for the U.S. Pension Plan to remain qualified under the Internal Revenue Code. Since all of the named executive officers’ eligible earnings exceed that limitation, the eligible earnings for each of the named executive officers (except Mr. Halvorsen) under the U.S. Pension Plan is the same amount, $225,000 in 2007.

The Pension Plan limits annual pension benefits to Internal Revenue Service requirements for tax-qualified retirement savings plans. This amount was $180,000 in 2007.

Non-Qualified Pension Plan

We have also established a Non-Qualified Pension Plan that permits employees to obtain a “mirror” pension benefit under a non-qualified retirement plan for benefits limited under the U.S. Pension Plan for (1) limitations due the IRS maximum annual pension benefit limit, (2) earnings that exceed the Internal Revenue Service limitations on earnings eligible for the tax-qualified Pension Plan, and (3) deferred compensation not included in the pensionable earnings definition in the Pension Plan. For amounts accrued under the Non-Qualified Pension Plan through December 31, 2004, benefit payments will be made at the same time and in the same manner as payments under the Pension Plan or in a lump sum. For amounts accrued under the Non-Qualified Pension Plan after January 1, 2005, only a lump sum distribution is permitted. In addition, a participant may elect to transfer the entire lump sum payment of the post January 1, 2005 benefit in the Non-Qualified Pension Plan into the Non-Qualified Savings Plan. Lump sum distributions will be paid no sooner than six months after termination of employment for “key employees” as defined by the Internal Revenue Code. All of the named executive officers are key employees. The distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12 month requirement can result in deferral of participant’s distribution for an additional five years.

Norwegian Pension Program

The Norwegian Pension Program is designed to provide Norwegian employees with a targeted total pension payment of 65% of salary. This benefit is offset by any state or government provided social security benefits. The salary included in the benefit calculation is limited to 12 times the National Insurance Base Amount, which is $11,427 (NOK 66,812) effective May 1, 2007 through the end of 2007. The amount in U.S. dollars is based on an average currency exchange rate at month end over the full year. In addition, we established a supplementary pension plan in Norway, effective January 1, 2007, which provides benefits above the salary limit. This supplemental plan provides for 49% of salary in excess of 12 times the Base Amount. Years of credited service for a Norwegian employee under the supplemental plan is calculated from the later of date of commencement of employment and January 1, 2007.

Normal retirement age under both the regular and supplemental programs for Norway employees is age 67. Benefits are payable at normal retirement, disability or pre-retirement death in the form of individual life annuities.

Non-Qualified Deferred Compensation Table

Pursuant to our Non-Qualified Savings Plan, certain of our employees, including our named executive officers (excluding Mr. Halvorsen), may defer up to 100% of base salary and annual non-equity incentive bonuses after exceeding IRS limits on contributions to the Qualified Savings Plan. Mr. Halvorsen is eligible to participate in the International Savings Plan and may defer up to 20% (increased to 75% effective November 1, 2007) of base salary and annual non-equity incentive compensation. Deferral elections are made by eligible employees in November or December of each year for amounts earned (or granted with regard to incentive compensation awards) in the following year. The investment options are publicly available mutual funds and our Common Stock. Our matching contribution will be made in the same investment allocations that the participant selects for his contributions to the plan. In addition, the named executive officers who participate in the Non-Qualified Savings Plan may elect to defer all or any portion of their base pay and annual non-equity incentive bonus payments for the current year under the Non-Qualified Savings Plan, and the deferred amounts will be deemed as being invested in any funds available under the Non-Qualified Savings Plan. Participants in the International Savings Plan can change their deferral elections throughout the year.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Joseph H. Netherland	141,459	141,459	434,568	0	3,505,700
Peter D. Kinnear	76,609	76,609	360,355	0	1,530,569
William H. Schumann, III	53,961	53,961	254,784	0	1,364,056
John T. Gremp	38,301	38,301	63,675	0	567,774
Tore Halvorsen	14,114	14,114	232,274	0	537,644
Charles H. Cannon, Jr.	40,512	40,512	221,341	0	1,302,574

(1)	All of the executive officers’ contributions reported in column (b) are included in salary and non-equity incentive plan compensation reported for the executive officers in the Summary Compensation Table in this Proxy Statement.
(2)	All of the contributions made by us for the executive officers reported in column (c) are included in “All Other Compensation” for the executive officers in the Summary Compensation Table in this Proxy Statement.
(3)	The portion of the Aggregate Balance at Last Fiscal Year End reported in the summary compensation table appearing in our proxy statements for fiscal years prior to the year ended December 31, 2007 for the following named executive officers were: Mr. Netherland, $896,431; Mr. Kinnear, $298,337; Mr. Schumann, $391,306; Mr. Gremp, $64,238; and Mr. Cannon, $297,677. Mr. Halvorsen was not a named executive officer in our prior proxy statements.
(4)	A portion of the Aggregate Balance at Last Fiscal Year End for each of the named executive officers (excluding Mr. Halvorsen) consists of the accrued balance carried over from our predecessor’s non-qualified savings plan. These balances were Mr. Netherland, $665,158; Mr. Kinnear, $245,111; Mr. Schumann, $195,093; Mr. Gremp, $50,884; and Mr. Cannon $320,195. Mr. Halvorsen did not carry over an accrued balance from a prior non-qualified savings plan.

Potential Payments Upon Termination

The compensation benefits payable to each of the named executive officers in the event of a voluntary termination are the same as those available to all other salaried employees in those situations. Our named executive officers receive additional compensation benefits either in the event of their death or disability, retirement or involuntary not-for-cause termination discussed in this section, or, alternatively, in the event of a change in control, discussed in the following section “Potential Payments Upon Change in Control”. Termination payments and change in control payments are mutually exclusive and our named executive officers are not entitled to receive both forms of payment. Mr. Netherland does not have a change in control agreement.

Payments in the Event of Death, Disability or Retirement

In the event of the death or disability of a named executive officer during active employment with us, all outstanding equity awards vest on the first business day following death or disability. This same death or disability benefit exists for any of our employees who hold an unvested equity award at the time of their death or disability. In the event of a named executive officer’s retirement after reaching the age of 62, all outstanding equity awards are retained and vest in accordance with their pre-retirement normal vesting schedule. The following table shows the value to each of the named executive officers should any of these events occur on December 31, 2007.

Executive Benefits and Payments in the Event of Death, Disability or Retirement on December 31, 2007

	Joseph H. Netherland	Peter D. Kinnear	William H. Schumann, III	John T. Gremp	Tore Halvorsen	Charles H. Cannon, Jr.
Long-Term Incentive Compensation ($)(1)
Performance-Based Restricted Stock	4,325,983	5,243,049	2,313,587	1,818,369	1,705,649	1,689,660
Stock Options/SARs(2) Unvested and Accelerated	0	0	0	0	0	0
Restricted Stock(2) Unvested and Accelerated	19,563,428	9,115,319	5,548,095	4,129,801	3,811,941	3,923,867

Total	23,889,411	14,358,368	7,861,682	5,948,170	5,517,590	5,613,527

(1)	Represents the value of unvested equity awards that may be retained until their normal vesting date in the case of retirement at age 62. Retirement will not result in accelerated vesting.
(2)	A portion of the total value of the restricted stock shown above resulting from accelerated vesting upon death or disability on December 31, 2007 would have vested without accelerating on January 2, 2008, the awards’ normal vesting date, pursuant to the terms of those awards which were granted on February 22, 2005. That portion of the value is: Mr. Netherland, $9,801,162; Mr. Kinnear, $3,555,090; Mr. Schumann, $2,974,482; Mr. Gremp, $2,131,920; Mr. Halverson, $1,927,800; and Mr. Cannon, $2,044,602.

Payments Made in an Involuntary Termination

Named executive officers will receive payments pursuant to our executive severance plan described in “Compensation Discussion and Analysis—Severance Benefit” above in the event their employment is terminated by us for reasons other than cause or a change in control. This plan provides certain enhanced benefits in addition to those provided under our general severance plan for all non-union employees. These include:

•	a severance payment equal to 15 months of base pay and target annual non-equity incentive bonus;

•	pro rata payment of annual non-equity incentive bonus at target amount through termination date;

•	continuing medical and dental benefits for the executive, their spouse and dependents for the severance period of 15 months at employee premiums;

•	outplacement assistance;

•	financial planning and tax preparation assistance for last calendar year of employment; and

•	accelerated vesting of unvested options and restricted stock grants at the discretion of management.

Benefits under the executive severance plan are contingent upon continuing compliance by the terminated executive with non-disclosure, non-compete and non-solicitation covenants.

The amounts shown in the table below are calculated using the assumption that an involuntary not for cause termination was effective as of December 31, 2007, and as a result are based on amounts earned through such time and are only estimates of amounts which would be paid out to the named executive officers in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination.

Executive Benefits and Payments for Involuntary Termination Occurring on December 31, 2007

	Joseph H. Netherland	Peter D. Kinnear	William H. Schumann, III	John T. Gremp	Tore Halvorsen	Charles H. Cannon, Jr.
Compensation ($)
Severance Payment	562,500	2,125,000	1,107,634	956,250	911,152	872,853
Pro-Rated Target Annual Non-Equity Incentive Compensation	0	781,430	329,481	315,000	287,151	243,820

Benefits and Perquisites ($)
Medical and Dental Benefit(1)	7,200	7,200	10,800	10,215	0	7,200
Financial Planning and Tax Preparation Assistance	28,415	7,166	14,825	12,336	12,000	12,663
Outplacement Services	67,500	127,500	83,073	67,500	66,266	67,576

Total ($):	665,615	3,048,296	1,545,813	1,361,301	1,276,569	1,204,112

(1)	Assumes no change in current premium cost paid by such named executive officer for medical and dental benefits.

In the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our Chief Executive Officer and the Compensation Committee. An executive officer may be permitted to retain all or a portion of these awards subject to their existing vesting schedule. For the valuation of these awards at December 31, 2007, see the “Outstanding Equity Awards at Fiscal Year-End Table” in this Proxy Statement.

Potential Payments Upon Change in Control

Payments in the Event of a Change in Control

It is our policy to offer a change in control benefit to our executive officers to ensure that they have an incentive to continue to work in our best interests during the period of time when a change of control transaction is taking place and in order to ensure we have the ability to maintain continuity of management. It is also our policy to provide this benefit to provide our executives with the assurance they will not be adversely affected by a change in control transaction without fair compensation, provided their termination is not required for cause. Finally, we believe a change in control agreement is necessary to remain competitive in the market for skilled and experienced executive talent.

We have entered into change in control agreements with each of our named executive officers. Mr. Netherland agreed to terminate his change in control agreement in connection with his stepping down from his position as chief executive officer of the Company. Pursuant to these agreements, in the event of a qualifying change in control and a qualifying adverse change in employment circumstances, our named executive officers other than Mr. Netherland will be entitled to the following benefits:

•

three times their annual base pay and three times the greater of the executive’s annual target annual non-equity incentive bonus or the average of the actual annual non-equity incentive bonuses paid to the executive in the prior two years;

•	a pro rata payment equal to the amount of the executive’s annual target non-equity incentive bonus for the year the executive is terminated;

•	accrued but unpaid base salary and unused and accrued vacation pay;

•	elimination of ownership and retention guidelines and accelerated vesting of any unvested stock options and stock appreciation rights;

•	restricted stock awards subject to performance conditions are considered earned and fully payable at the target amount (or 100%) of the original grant;

•	elimination of all restrictions on transferability and ownership and retention guidelines and accelerated vesting of all restricted stock awards;

•	three years additional age and service credit for purposes of benefit determination in the Non-Qualified Pension Plan;

•

medical, dental, life, accidental death and dismemberment insurance and long-term disability insurance coverage for eighteen (18) months for the executive and the executive’s spouse and dependents, provided the executive continues to pay employee premiums for such insurance coverage then in effect and the Company will make available for purchase by the executive continued health care, life and accidental death and dismemberment, and disability insurance coverage at the same coverage level as in effect as of the date of the change in control;

•	executive officers subject to an excise tax on benefits received under the change in control agreement will be reimbursed for such taxes;

•	reimbursement for the costs of all outplacement services obtained by the executive within two years of the termination date (limited to 15% of the executive’s base salary on termination); and

•

reimbursement for legal fees and other litigation costs incurred in good faith by an executive officer as a result of our refusal to provide severance benefits under the change in control agreement, contesting the enforceability or validity of those agreements or as a result of conflicts in the interpretation of its requirements.

The severance payment is required to be paid in a single lump sum payment no later than 30 days after the date of termination.

If a named executive officer’s employment is terminated due to a disability subsequent to a change in control, the executive will receive base salary through the effective date of termination and any disability benefits payable to the executive under our short and long term disability programs, but will not be entitled to the severance benefits under the change in control agreement. The named executive officer’s disability benefits will be the same as are available to all other employees under our disability benefit plans.

If a named executive officer’s employment is terminated due to death subsequent to a change in control, the benefits paid to the executive’s estate will be determined under our retirement, survivor’s benefits, insurance and other programs, but the executive officer’s estate will not be entitled to severance benefits under the change in control agreement.

Executive officers are not obligated to seek other employment in mitigation of amounts payable under the change in control agreements, and their subsequent re-employment will not impact our obligation to make the severance payments provided for under the change in control agreements.

Executive officers receiving severance benefits under the change in control agreements are not entitled to receive additional severance benefits under our general executive severance plan described above under “Payments Made in an Involuntary Termination” and in “Compensation Discussion and Analysis—Severance Benefit.”

Under our change in control agreements, our named executive officers would be entitled to payments and other benefits upon the occurrence of any of the following “change in control” events, provided a “qualifying termination” occurs:

•

an acquisition of more than 20% of our outstanding Common Stock or of any of our other securities entitled to vote in an election of directors, excluding acquisitions directly from us, acquisitions by us, acquisitions by or for any of our employee benefit plans and certain “neutral corporate transactions” described below;

•

a change in the composition of our Board of Directors that results in our current board members, or board members who are subsequently appointed or nominated for election to the Board by a majority of our current board members or those who are subsequently so appointed or nominated (the “incumbent Board”), ceasing for any reason to constitute at least a majority of the Board of Directors, excluding any such subsequent appointee or nominee who became a board member as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of anyone other than the Board of Directors;

•

a reorganization, merger or consolidation, sale or other disposition of all or substantially all of our assets, or acquisition by us of the assets or stock of another entity (“corporate transaction”); excluding, however, any such corporate transaction (a “neutral corporate transaction”) pursuant to which:

•

all or substantially all of our stockholders immediately prior to such corporate transaction will continue to own more than 60% of the outstanding shares of the common stock or combined voting power of the outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such corporate transaction (including, without limitation, any corporation which as a result of such a transaction owns us or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such corporate transaction, of our outstanding Common Stock,

•

no one (other than us, any of our employee benefit plans or the surviving corporation resulting from such corporate transaction) will own 20% or more of the outstanding shares of common stock or the combined voting power of the outstanding securities entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the corporate transaction; and

•	the individuals who were members of the incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such corporate transaction; or

•	The approval by our stockholders of our complete liquidation or dissolution.

A “qualifying termination” includes (a) an involuntary termination of the named executive officer’s employment by us for reasons other than “cause,” disability or death; within 24 months of the change in control, (b) a voluntary termination by the named executive officer for “good reason” within 24 months of the change in control or (c) we breach or any successor breaches any of the provisions of the change in control agreement.

Under the change in control agreements, a named executive officer will be considered terminated for “cause” for:

•

willful and continued failure to substantially perform the executive officer’s employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after an executive officer has provided notification to us of a voluntary termination for a “good reason”) after proper written notification has been provided to the executive officer and the executive officer fails to resume substantial performance of the named executive officer’s duties on a continuous basis within 30 days of receipt of such notice;

•	willfully engaging in conduct which is demonstrably and materially injurious to the Company or an affiliate; or

•	conviction for, or pleading guilty or not contesting, a felony charge under federal or state law.

A named executive officer’s voluntary termination will be considered to be for “good reason” for purposes of the change in control agreements if, without the executive’s express written consent, any one or more of the following events occurs:

•

assignment to duties materially inconsistent with the executive officer’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as our employee, or a reduction or alteration in the nature or status of the executive’s authorities, duties, or responsibilities from the greatest of (i) those in effect on the effective date of the change in control agreement; (ii) those in effect during the fiscal year immediately preceding the year of the change in control; and (iii) those in effect immediately preceding the change in control;

•

requiring the executive officer to be based at a location which is at least 50 miles further from the executive’s then current primary residence than is such residence from the office where the executive is located at the time of the change in control, except for required travel on our business to an extent substantially consistent with the executive officer’s business obligations as of the effective date of such executive’s change in control agreement or as the same may have been subsequently changed prior to a change in control;

•	a material reduction of the executive officer’s base salary as in effect on the effective date of the change in control agreement or as the same may have been subsequently increased;

•

a material reduction in the executive officer’s level of participation in any of our short-term and/or long-term incentive compensation plans, employee benefit or retirement plans, policies, practices, or arrangements in which the executive officer participates from the greatest of the levels in place: (i) on the effective date of the change in control agreement; (ii) during the fiscal year immediately preceding the fiscal year of the change in control; and (iii) on the date immediately preceding the date of the change in control;

•	our failure to obtain a satisfactory agreement from any successor to assume our obligations under the change in control agreement; or

•

any termination of the executive officer’s employment that is not effected pursuant to a written notice of termination satisfying the requirements for such a notice under the change in control agreement.

The existence of “good reason” for a voluntary termination is not affected by an executive officer’s temporary incapacity due to physical or mental illness not constituting a disability. The executive officer’s continued employment does not constitute a waiver of the executive’s rights with respect to any circumstance constituting “good reason.”

The amounts shown in the table below are calculated using the assumption that a change in control and qualifying termination was effective under the change in control agreements as of December 31, 2007, and as a result are based on amounts earned through such time and are only estimates of the amounts which would be paid out to the named executive officers in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination. Following a change in control, if a named executive officer is terminated either: (a) by us for “cause” or (b) by the executive officer (other than for retirement, “good reason” or other circumstances that constitute a “qualifying termination”), the benefit under the executive’s change in control agreement will not apply, and we will pay the executive an amount equal to the executive’s accrued and unpaid base salary, accrued and unused vacation and any other amounts the executive is entitled to receive under pension and other benefit plans.

Executive Benefits and Payments for Change in Control Termination Occurring on December 31, 2007

	Peter D. Kinnear	William H. Schumann, III	John T. Gremp	Tore Halvorsen	Charles H. Cannon, Jr.
Compensation ($)
Base Salary Multiple	2,550,000	1,661,451	1,350,000	1,325,311	1,351,515
Annual Non-Equity Incentive Compensation Multiple	2,262,500	1,782,024	1,204,920	1,197,096	1,411,548
Pro-Rated Annual Target Non-Equity Incentive Compensation	754,167	332,290	315,000	286,501	247,778
Long-Term Incentive Compensation
Performance-Based Restricted Stock	5,243,049	2,313,587	1,818,369	1,705,649	1,689,660
Stock Options/SARs(1)
Unvested and Accelerated	0	0	0	0	0
Restricted Stock(1)
Unvested and Accelerated	9,115,319	5,548,095	4,129,801	3,811,941	3,923,867

Benefits and Perquisites ($)
Value of Additional Years of Age and Service Credit for Non-Qualified Pension Plan(2)	1,018,622	1,088,609	695,962	0	775,431
Medical, Dental, Life Insurance and Disability Benefits(3)	29,750	23,477	20,250	0	16,988
Outplacement Services	127,500	83,073	67,500	66,266	67,576
280G Tax Gross-up	4,683,578	0	1,881,307	0	0

Total ($):	25,784,484	12,832,605	11,483,109	8,393,414	9,484,362

(1)	A portion of the total value of the restricted stock shown above resulting from accelerated vesting upon a change in control taking place on December 31, 2007 would have vested without accelerating on January 2, 2008, the awards’ normal vesting date, pursuant to the terms of those awards which were granted on February 22, 2005. That portion of the value is: Mr. Kinnear, $3,555,090; Mr. Schumann, $2,974,482; Mr. Gremp, $2,131,920; Mr. Halverson, $1,927,800; and Mr. Cannon, $2,044,602.

(2)	The amount representing the value of additional years of age and service credit for the Non-Qualified Pension Plan is based on the assumptions of a lump sum payment calculated as the present value of benefits immediately payable on December 31, 2007, reduced by the Non-Qualified Pension Plan’s early retirement factor using the named executive officer’s age at December 31, 2007 plus the three years of additional credited service granted under the change in control agreement.
(3)	Assumes no change in current premium cost paid for such named executive officer’s medical, dental, life insurance and disability benefits.

VIII. Proposal 2—Approval of Material Terms of the Performance Goals of the Incentive Compensation and Stock Plan

Introduction

Effective May 1, 2001, our Board of Directors adopted the FMC Technologies, Inc. Incentive Compensation and Stock Plan (the “Plan”). The Plan was approved by the Company’s sole stockholder, FMC Corporation, prior to our initial public offering, which occurred on June 14, 2001. In order to qualify certain performance-based awards under the Plan as “performance-based” compensation under Section 162(m) of the Internal Revenue Code (the “Code”), we are asking our stockholders at the 2008 annual stockholders’ meeting to approve the material terms of the performance goals.

Purpose of Proposal

Section 162(m) limits the Company’s federal income tax deduction for compensation paid in a taxable year to an individual who, on the last day of the taxable year, is (i) the principal executive officer or (ii) among the three highest compensated executive officers (other than the principal executive officer or the principal financial officer), i.e., the “covered employees.” Qualified “performance-based” compensation is not subject to this deduction limit and is thus fully deductible if certain conditions are met. One of these conditions is shareholder approval of the material terms of the performance goal under which the compensation is paid.

While the FTI Plan was approved by its shareholder prior to becoming a publicly-traded company, the Plan has not been approved by its shareholders since becoming a public company. Pursuant to the transition rules under Section 162(m), only stock options granted by FTI prior to April 25, 2003 are treated as being performance-based. The Company stopped granting stock options to its executive officers in 2005 and started granting restricted stock, which by its terms could not qualify as performance-based, regardless of shareholder approval. However, in 2006, the Company required that one-third of the amount of the restricted stock awards granted to executive officers be based on meeting certain performance goals. In 2007, the Compensation Committee increased the portion of the annual restricted stock grant subject to performance goals to one-half of the awards, and in 2008, the portion increased to two-thirds.

With an increasing portion of restricted stock awards based on achieving performance goals, the Compensation Committee believes it is important to qualify the compensation as performance-based under Section 162(m). Qualification under Section 162(m) will allow the Company to treat otherwise performance-based compensation as being fully deductible for federal income tax purposes. Accordingly, the Compensation Committee seeks shareholder approval with respect to the material terms of the performance goals related to certain awards under the Plan.

Approval of the Plan’s material terms of the performance goals will not increase the number of shares available for Awards under the Plan and will not raise any other limitation, including the individual participant limit, on the amount of awards that may be granted under the Plan. Note that the limits in the Plan have been adjusted, pursuant to Section 4.1 of the Plan, for the 2:1 stock split that occurred on August 31, 2007.

Material Terms of the Performance Goals

The material terms of the performance goals consist of (i) the class of employees eligible to receive awards under the Plan, (ii) the business criteria on which the performance goals are based, and (iii) the maximum number of shares that can be granted to a participant in any calendar year.

Class of Eligible Employees

Officers, employees, directors, and consultants of the Company or any of its Affiliates, and prospective employees, directors and consultants who have accepted offers of employment, membership on a board or consultancy from the Company or its Affiliates, who are or will be responsible for or contribute to the management, growth, or profitability of the business of the Company or its Affiliates, comprise the class of employees eligible to receive awards under the Plan.

Business Criteria on Which the Performance Goals Are Based

The business criteria on which the performance goals are based shall be limited to one or more of the following performance measures: net revenue; net earnings (before or after taxes); operating earnings or income; absolute and/or relative return measures (including, but not limited to, return on assets, capital, invested capital, net contribution, equity, sales, or revenue); earnings per share; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); net operating profits; earnings before or after taxes, interest, depreciation, and/or amortization; earnings as a percentage of sales; earnings growth before or after taxes, interest, depreciation, and/or amortization; gross, operating, or net margins; revenue growth; book value per share; stock price (including, but not limited to, growth measures and total shareholder return); economic value added; customer satisfaction; market share; working capital; productivity ratios; operating goals (including, but not limited to, safety, reliability, maintenance expenses, capital expenses, customer satisfaction, operating efficiency, and employee satisfaction); and performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

Maximum Number of Shares That Can Be Granted to a Participant in Any Calendar Year

No participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 2,400,000 shares of Common Stock in any calendar year. The maximum aggregate amount with respect to each Management Incentive Award, Award of Performance Units, Award of Stock Units, Award of Restricted Stock Units, or Award of Restricted Stock that may be granted, or, that may vest, as applicable, in any calendar year for any individual participant is 2,400,000 shares of Common Stock, or the dollar value equivalent of 2,400,000 shares of Common Stock.

Summary of the Other Material Terms of the Plan

The Plan is designed to promote our success and enhance our value by linking the interests of certain of our officers, employees, directors, and consultants to those of our stockholders and by providing participants with an incentive for outstanding performance. The Plan is further intended to provide flexibility in its ability to motivate, attract, and retain officers, employees, directors, and consultants upon whose judgment, interest, and special efforts our business is largely dependent.

The material terms of the Plan, as described below, are substantially the same as the terms of the Plan as filed in the registration statement, with three primary exceptions:

•	The aggregate number of shares and any limits in the Plan have been adjusted for the 2:1 stock split that occurred on August 31, 2007;

•	Amendments have been made to the Plan in order to bring the Plan into compliance with Section 409A of the Code; and

•

In order to better support the future goals and objectives of the Company and allow us to deduct qualifying payments under the rules of Code Section 162(m), amendments have been made to the plan to expand the list of business criteria (described above) that are used to determine the performance-based incentive amounts payable.

Administration

The Plan is administered by the Compensation Committee of our Board of Directors, except that the Board of Directors is the administrator of the portion of the Plan applicable to nonemployee directors. Any authority granted to our Compensation Committee is also vested in our full Board of Directors. The Plan provides for the grant of both nonqualified and incentive stock options, incentive awards, stock appreciation rights, stock units, restricted stock units, restricted stock, and other equity-based awards.

Authorized Shares

The aggregate number of shares of Common Stock that may be delivered under the Plan is limited to 24,000,000 shares. The Plan provides that the maximum number of shares that may be subject to incentive awards, restricted stock, stock units, and restricted stock units is 16,000,000 shares of common stock. Awards that are forfeited, or stock options or stock appreciation rights that terminate, expire, or lapse without being exercised, or stock appreciation rights settled in cash, will again be available for delivery under the Plan. If the option price of any stock option is satisfied by delivering shares of common stock, only the net number of shares delivered to the participant will be deemed delivered under the Plan. If any shares of stock are not delivered because the shares are used to satisfy an applicable tax withholding obligation, those shares will also not be deemed delivered under the Plan. The aggregate number of shares, kind, price of shares, and the maximum limitation upon any awards shall be adjusted by the Compensation Committee in the event of certain corporate events or transactions, including, but not limited to, stock splits, mergers, consolidations, separations, including spin-off or other distribution of stock or property of our company, reorganization, or liquidation, whether or not such transaction results in a change in the number of shares of our outstanding common stock.

Options

The term of any options that we may grant under the Plan may not exceed ten (10) years. Our Compensation Committee would provide vesting schedules and any other applicable restrictions in each award agreement. Options under the Plan, if any were granted, would have an exercise price at least equal to the fair market value of the common stock on the date of grant. A participant exercising an option may pay the exercise price with cash, through a cashless exercise and sell transaction, through an exercise and sell to cover transaction, or with previously acquired shares of our common stock or in a combination of cash and our common stock.

Other Awards

We may grant incentive awards which may be subject to performance- or service-based goals and that may be payable in cash, our common stock, restricted stock, stock units, restricted stock units, or a combination of cash, common stock, restricted stock, stock units, or restricted stock units. We may grant stock appreciation rights under the Plan either in tandem with options, or as stand-alone awards. The term of stock appreciation rights to be granted under the Plan may not exceed ten (10) years. Tandem stock appreciation rights will be subject to the same vesting terms as the options to which they relate. The grant of a stock appreciation right shall be at an exercise price that is at least equal to the fair market value of a share of stock on the date of grant. The stock appreciation rights will permit a participant to receive cash or shares of our common stock, or a combination thereof, as determined by our Compensation Committee. The amount of cash or the value of the shares to be received by a participant will be equal to the excess of the fair market value of a share of our common stock on the date of exercise over the stock appreciation right exercise price, multiplied by the number of shares with respect to which the stock appreciation right is exercised. We may grant restricted stock that may be subject to performance- and/or service-based goals upon which restrictions will lapse. Additionally, we may grant restricted stock units that may be subject to performance- and/or service-based restrictions. These restricted stock units will be payable in cash or shares of our common stock or a combination of the two as determined by our Compensation Committee. We may also grant dividend equivalents with respect to restricted stock and stock options, except that dividend equivalents on stock options cannot be conditioned on the grantee exercising the underlying stock option.

Nonemployee Director Awards

Each nonemployee director will receive an annual retainer in such amount as determined by the Board of Directors. At least $25,000 of the retainer may be paid in the form of stock units or restricted stock units, provided the nonemployee director makes an appropriate election. In addition to the annual retainer, the Board has the authority to grant nonqualified stock options, restricted stock, stock units, or restricted stock units to nonemployee directors. Each nonemployee director will receive a meeting fee for attending Board and committee meetings and each nonemployee director who serves as chairman of a committee of the Board will receive a committee chairman fee. Except in the case of death or disability, if a nonemployee director has a separation from service prior to any established vesting date, any unvested restricted stock units will be forfeited. Upon a change in control, as defined below, any unvested restricted stock units will vest.

Transferability of Options and Stock Appreciation Rights

Options and stock appreciation rights will be nontransferable other than by will or the laws of descent and distribution or, at the discretion of our Compensation Committee, under a written beneficiary designation and, in the case of a nonqualified option, in connection with a gift to members of the holder’s immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant’s lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative, or beneficiary.

Change in Control

In the event we undergo a Change in Control, any option, restricted stock unit, stock unit, or stock appreciation right that is not then exercisable and vested will become fully exercisable and vested, restrictions on restricted stock will lapse, and restricted stock units will be deemed earned. Solely for purposes of vesting these awards, a Change in Control of our company means generally:

•	The acquisition by a person of an amount of common stock representing at least fifty percent (50%) of our outstanding common stock or voting securities;

•

The acquisition by a person of an amount of common stock during the 12-month period ending on the date of the most recent acquisition by such person of thirty percent (30%) or more of the outstanding voting power of the stock;

•	A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by the incumbent directors; or

•

Acquisition by a person during the 12-month period ending on the date of the most recent acquisition of forty percent (40%) or more of the total gross fair market value of all of the assets of the company.

Amendments and Termination

Our Compensation Committee may at any time amend or terminate the Plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of participants as they relate to outstanding options or awards without the participant’s consent. No amendment to the Plan will be made without the approval of our stockholders to increase the number of shares available for issuance, or to change the exercise price of an option after the date of grant, or unless and to the extent such is approval is required by law or by stock exchange rule. With respect to any awards granted to an individual who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Compensation Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to the individual to comply with applicable foreign law, accounting rules or practices.

Vote Required

In order for this proposal to be adopted by the stockholders, at least a majority of the shares cast at the annual meeting in person or by proxy by the stockholders entitled to vote on the matter must be voted in its favor.

As stated, it is the Compensation Committee’s goal to have certain compensation paid to the Company’s Chief Executive Officer and the three other most highly compensated executive officers qualify as performance-based compensation and deductible for federal income tax purposes under Section 162(m) of the Code. Accordingly, your Board recommends that you vote FOR this Proposal to approve the material terms of the performance goals under the Incentive Compensation and Stock Plan.

IX. Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

We have undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of its officers and directors. Based on a review of forms filed and information provided by officers and directors to us, we believe that all Section 16(a) reporting requirements were fully met during 2007.

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this Report by specific reference.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG LLP, FMC Technologies’ independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

The preceding report has been furnished by the following members of the Audit Committee:

Edward J. Mooney (Chair)

C. Maury Devine

Thomas M. Hamilton

Asbjørn Larsen

James M. Ringler

Relationship with Independent Public Accountants

The Audit Committee of the Board of Directors has reappointed KPMG LLP as our independent public accountants for 2007. KPMG LLP has served as our independent public accountants since our inception. During 2006 and 2007, the Audit Committee pre-approved all audit and non-audit services provided by KPMG LLP. During 2006 and 2007, KPMG LLP’s fees were as follows:

	2006	2007
	(in thousands)
Audit Fees(1)	$4,469	$5,915
Audit Related Fees(2)	24	14
Tax Fees(3)	254	126
All Other Fees(4)	31	22

Total	$4,778	$6,077

(1)	Audit Fees consist of fees for the annual integrated audit of our consolidated financial statements, foreign statutory audits and reviews of interim financial statements in our Quarterly Reports on Form 10-Q. The Audit Fees for 2007 also include a carve-out audit for our anticipated spin-off of FoodTech and Airport Systems.
(2)	Audit Related Fees are primarily fees for consultation on financial reporting standards.
(3)	Tax Fees consist of fees for compliance, consultation and planning with respect to various corporate tax matters.
(4)	All Other Fees include fees for tax services for expatriates and miscellaneous services.

The Audit Committee of the Board of Directors considered the effect of KPMG LLP’s non-audit services in assessing the independence of such accountants and concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee of the Board of Directors reviews all relationships between KPMG LLP and us, including the provision of non-audit services, which may relate to the auditor’s independence. The Audit Committee’s approval is required prior to retaining KPMG LLP for any permitted non-audit services and for the fees payable for such services. The fees for all of the services summarized in the table above not constituting Audit Fees were pre-approved by the Audit Committee of the Board of Directors in 2006 and 2007.

We have been advised by KPMG LLP that it will have a representative in attendance at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Code of Ethics

Our Code of Business Conduct and Ethics, which is applicable to all of our employees, officers and directors, may be found in the Corporate Governance section of our website under Corporate Overview at www.fmctechnologies.com and is also available without charge in print to our stockholders upon request. A request should be directed to our principal executive offices at 1803 Gears Road, Houston, Texas 77067, Attention: Vice President, General Counsel and Secretary. We have established a hotline for employees to report violations of the ethics policy or complaints regarding accounting and auditing practices on an anonymous basis. Reports of possible violations of financial or accounting policies made to the hotline are directed to our Director of Internal Audit and the chair of the Audit Committee.

Proposals for the 2009 Annual Meeting of Stockholders

Stockholders may make proposals to be considered at the 2009 Annual Meeting. To be included in the proxy statement and form of proxy for the 2009 Annual Meeting, stockholder proposals must be received not later than November 28, 2008, at our principal executive offices, 1803 Gears Road, Houston, Texas 77067, Attention: Vice President, General Counsel and Secretary.

To properly bring other business before the Annual Meeting, a stockholder must deliver written notice thereof, setting forth the information specified in our By-laws, to the Secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, however, a stockholder must deliver notice not earlier than the 120th day prior to such Annual Meeting and not later than the later of (a) the 90th day prior to such Annual Meeting and (b) the 10th day following the day on which we first make public announcement of the date of such meeting. To properly bring business before the 2009 Annual Meeting, we must receive notice at our principal executive offices no later than February 8, 2009. A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Vice President, General Counsel and Secretary, FMC Technologies, Inc., 1803 Gears Road, Houston, Texas 77067.

Stockholders Sharing an Address

In accordance with notices sent to beneficial owners of our Common Stock sharing a single address, we are sending only one FMC Technologies Annual Report and Proxy Statement to that address unless we receive contrary instructions from any beneficial owner at that address. This “householding” practice reduces our printing and postage costs. However, if a beneficial owner at such an address wishes to receive separate Annual Reports or Proxy Statements this year or in the future, he or she may contact the bank, broker or other nominee that is the holder of record of that beneficial owner’s shares of Common Stock. If you and other stockholders of record with whom you share an address and last name are receiving multiple copies, you may also request householding by contacting Broadridge Financial Solutions, Inc., by mail at Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by telephone at (800) 542-1061.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. In accordance with the rules of the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Common Stock and obtaining the proxies of those owners. We have retained Morrow & Co., Inc. of Stamford, Connecticut to assist in the solicitation of proxies. We will pay the cost of such assistance, which is estimated to be $6,500, plus reimbursement for out-of-pocket fees and expenses.

Jeffrey W. Carr

Vice President, General

Counsel and Secretary

FMC Technologies, Inc.

FMC Technologies, Inc. 1803 Gears Road Houston, Texas 77067	Notice of Annual Meeting of Stockholders May 9, 2008 and Proxy Statement FMC Technologies, Inc.

1803 GEARS ROAD HOUSTON, TX 77067

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by FMC Technologies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to FMC Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FMCTC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FMC TECHNOLOGIES, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the nominees for Director.	☐	☐	☐

Vote On Directors

1. Election of three Directors to serve in Class I for a term expiring in 2011 as set forth in the Proxy Statement

Nominees: 01) C. Maury Devine 02) Thomas M. Hamilton 03) Richard A. Pattarozzi

The Board of Directors Recommends a vote FOR approval of the Material Terms of the Performance Goals.

Vote On Material Terms of the Performance Goals	For	Against	Abstain

2. Approve the Material Terms of the Performance Goals under our Incentive Compensation and Stock Plan.	☐	☐	☐

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope.

Please sign exactly as name appears at right.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

FMC TECHNOLOGIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 9, 2008, 11:00 A.M.

ADMISSION TICKET

You must present this admission ticket in order to gain admittance to the meeting. This ticket admits only the share owner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Proxy	FMC TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Peter D. Kinnear, William H. Schumann, III and Jeffrey W. Carr, and each of them, proxy for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Technologies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Technologies, Inc. to be held on May 9, 2008, at the Fluid Control Stephenville Plant, 2825 W. Washington Street, Stephenville, Texas 76401, at 11:00 a.m. and any adjournment or postponement thereof. The matters to be voted upon are set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may come before the meeting, all shares of common stock represented by participant’s interest in the FMC Technologies, Inc. Stock Fund of the FMC Technologies, Inc. Savings and Investment Plan.

Unless otherwise instructed prior to May 6, 2008, the Trustee WILL VOTE these shares in the same manner and proportion as the number of shares for which the Trustee received instruction.

BANCO POPULAR DE PUERTO RICO, Trustee

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock represented by participant’s interest in the FMC Technologies, Inc. Stock Fund of the FMC Puerto Rico Savings and Investment Plan.

Unless otherwise instructed prior to May 6, 2008, the Trustee WILL VOTE these shares FOR Proposal 1 and FOR Proposal 2.

NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.